Exhibit 10.29

[EXECUTION COPY]

CREDIT AGREEMENT

dated as of

October 28, 2015

among

STANDARD MOTOR PRODUCTS, INC., as the U.S. Borrower
SMP MOTOR PRODUCTS LTD. / PRODUITS AUTOMOBILES SMP LTÉE, as the Canadian Borrower

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
__________________________

J.P. MORGAN SECURITIES LLC,
as Sole Bookrunner and Joint Lead Arranger
___________________________

BANK OF AMERICA, N.A.,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Joint Lead Arrangers

___________________________

BANK OF AMERICA, N.A.,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

CHASE BUSINESS CREDIT

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

Page

Section 11.08.	Process Agent	170

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SCHEDULES:

Commitment Schedule

Schedule 1.01	–	Existing Letters of Credit

Schedule 3.05	–	Properties

Schedule 3.06	–	Disclosed Matters

Schedule 3.10	–	Canadian Plans

Schedule 3.12	–	Material Agreements

Schedule 3.14	–	Insurance

Schedule 3.15	–	Capitalization and Subsidiaries

Schedule 3.22	–	Environmental Matters

Schedule 6.01	–	Existing Indebtedness

Schedule 6.02	–	Existing Liens

Schedule 6.04	–	Existing Investments

Schedule 6.10	–	Existing Restrictions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption

Exhibit B	–	Form of Borrowing Base Certificate

Exhibit C	–	Form of Compliance Certificate

Exhibit D	–	Form of Joinder Agreement

Exhibit E-1	–	Forms of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-2	–	Form of U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-3	–	Form of U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-4	–	Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

i

CREDIT AGREEMENT dated as of October 28, 2015 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) among STANDARD MOTOR PRODUCTS, INC., a New York corporation (the “Company” and the “U.S. Borrower”), SMP MOTOR PRODUCTS LTD. / PRODUITS AUTOMOBILES SMP LTÉE, a corporation organized under the laws of Canada (the “Canadian Borrower”), the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term, as applicable and as the context may require, in the U.S. Security Agreement, the Canadian Security Agreement and/or any other Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or any Subsidiary (a) acquires any going concern business or all or substantially all of the assets of any Person (each, a “Target”), whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or in a series of transactions) at least a majority (in number of votes) of the Equity Interests of such Target which has ordinary voting power for the election of directors or other similar management personnel of such Target (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of such Target.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Chase, in its capacity as administrative agent hereunder and under the other Loan Documents, and including any of its Affiliates or any domestic or foreign branch of Chase or such Affiliate performing any of the functions of the Administrative Agent at any time, and their successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Aggregate Borrowing Base” means, as of any date of determination, an amount equal to (a) the U.S. Borrowing Base as of such date plus (b) the lesser of (i) the Canadian Sublimit and (ii) the Canadian Borrowing Base as of such date.

“Aggregate Canadian Revolving Exposure” means, at any time, the aggregate Canadian Revolving Exposure of all the Lenders at such time.

“Aggregate Canadian Revolving Sub-Commitments” means, at any time, the aggregate Canadian Revolving Sub-Commitments of all the Lenders at such time.

“Aggregate Commitments” means, at any time, the aggregate Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the amount of the Aggregate Commitments is $250,000,000.

“Aggregate Credit Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Aggregate LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure of all the Lenders at such time.

“Aggregate U.S. Revolving Exposure” means, at any time, the aggregate U.S. Revolving Exposure of all the Lenders at such time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, as applicable and as the context may require, with respect to any Lender (a) with respect to its Aggregate Credit Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments, provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at that time, (b) with respect to its U.S. Revolving Exposure, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments, provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate U.S. Revolving Exposure at that time, (c) with respect to its Canadian Revolving Exposure, a percentage equal to a fraction, the numerator of which is such Lender’s Canadian Revolving Sub-Commitment and the denominator of which is the Aggregate Canadian Revolving Sub-Commitments, provided that, if the Canadian Revolving Sub-Commitments have terminated or  expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Canadian Revolving Exposure at that time, (d) with respect to U.S. Protective Advances and U.S. Overadvances, a percentage equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments, provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate U.S. Revolving Exposure at that time; (e) with respect to Canadian Protective Advances and Canadian Overadvances, a percentage equal to a fraction, the numerator of which is such Lender’s Canadian Revolving Sub-Commitment and the denominator of which is the Aggregate Canadian Revolving Sub-Commitments, provided that, if the Canadian Revolving Sub-Commitments have terminated or  expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Canadian Revolving Exposure at that time, and (f) with respect to its Aggregate LC Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments, provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate LC Exposure at that time); provided, that each Lender shall have the same Applicable Percentage with respect to each of the Aggregate Credit Exposure, U.S. Revolving Exposure, Canadian Revolving Exposure and Aggregate LC Exposure; provided further that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) through (f) above.

“Applicable Rate” means, for any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “ABR/Canadian Prime Rate Margin” or “Eurodollar/CDOR Margin”, as the case may be, based upon the Average 4Q Availability for the period of four consecutive Fiscal Quarters ended on the relevant Determination Date; provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 1 during the period from the Effective Date to, and including, the first Determination Date:

Average 4Q Availability	ABR/ Canadian Prime Rate Margin	Eurodollar / CDOR Margin
Category 1 > $60,000,000	0.25%	1.25%
Category 2 < $60,000,000 but > $40,000,000	0.50%	1.50%
Category 3 < $40,000,000	0.75%	1.75%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of each Determination Date based upon the Borrowing Base Certificate delivered with respect to such Determination Date pursuant to Section 5.01(g) and (b) each change in the Applicable Rate resulting from a change in the Average 4Q Availability shall be effective during the period commencing on and including the fifth Business Day after delivery to the Administrative Agent of the Borrowing Base Certificate and ending on the date immediately preceding the effective date of the next such change; provided that if the Borrowers shall fail to deliver any Borrowing Base Certificate pursuant to Section 5.01(g) with respect to any Determination Date as and when due and such failure shall continue unremedied for a period of three (3) Business Days, at the option of the Administrative Agent or at the request of the Required Lenders, Average 4Q Availability shall be deemed to be in Category 3 during the period from the expiration of the time for delivery thereof until the date five (5) days after such Borrowing Base Certificate is delivered.

If any financial statements or Borrowing Base Certificate shall prove to have been inaccurate (regardless of whether any Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment or accrual of any interest or fees at rates lower than those that would have been paid or accrued for any period, then the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders or Issuing Banks (or former Lenders or Issuing Banks) as their interests may appear, the interest and fees that would have accrued and would have been required to be paid but were not accrued or paid as a result of such inaccuracy.

“Applicable Trigger Amount” means, with respect to any test of Availability hereunder by reference to the Applicable Trigger Amount at a specified Level, the following:

Level		Maximum Credit Amount	Floor
I	Greater of:	8.0% of the Maximum Credit Amount	$20,000,000
II	Greater of:	10.0% of the Maximum Credit Amount	$25,000,000
III	Greater of:	12.5% of the Maximum Credit Amount	$31,250,000
IV	Greater of:	20.0% of the Maximum Credit Amount	$50,000,000

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arrangers” means, collectively, J.P. Morgan Securities LLC, Bank of America, N.A., and Wells Fargo Bank, National Association.

“Asbestos Claims” means claims seeking to impose liability on the Company in connection with any alleged exposure to asbestos.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to the lesser of (a) the Aggregate Commitments minus the Aggregate Credit Exposure, and (b) the sum of (i) an amount equal to (A) the U.S. Borrowing Base minus (B) the sum of (x) the Aggregate U.S. Revolving Exposure plus (y) the Canadian Over-Usage Amount, plus (ii) an amount not less than zero but otherwise equal to (1) the lesser of (x) the Canadian Borrowing Base and (y) the Canadian Sublimit, minus (2) the Aggregate Canadian Revolving Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of all of the Aggregate Commitments.

“Available Commitment” means, at any time, the Aggregate Commitments minus the Aggregate Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Average 4Q Availability” means, for each period of four consecutive Fiscal Quarters ending on a relevant Determination Date, an amount equal to the average daily Availability during such period of four consecutive Fiscal Quarters ending on such Determination Date.

Average 4Q Availability shall be calculated by the Administrative Agent and such calculation shall be deemed correct absent manifest error; provided that the average daily Availability for each of the following periods shall be deemed to be the corresponding amount set forth below:

Applicable Period	Amount
Fiscal Quarter ended on or about March 31, 2015	$131,671,000
Fiscal Quarter ended on or about June 30, 2015	$140,858,000
Fiscal Quarter ended on or about September 30, 2015	$166,754,000
Period commencing October 1, 2015 and ended October 27, 2015	$149,242,000

“Banking Services” means each and any of the following bank services provided to any Loan Party or its Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, overdraft facilities, any direct debit scheme or arrangement, overdrafts and interstate depository network services) and (e) foreign exchange and currency management services.

“Banking Services Obligations” means any and all obligations of the Loan Parties and their respective Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver-manager, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a

Governmental Authority or instrumentality thereof, unless such  ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Bookrunner” means J.P. Morgan Securities LLC.

“Borrower” or “Borrowers” means, individually or collectively, as the context may require, the U.S. Borrower and/or the Canadian Borrower.

“Borrower Representative” means the Company, as more particularly described in Article XI.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans and CDOR Loans as to which a single Interest Period is in effect, (b) a Protective Advance and (c) an Overadvance.

“Borrowing Base” means, individually and collectively as the context may require, the U.S. Borrowing Base and the Canadian Borrowing Base.  Notwithstanding anything contained herein to the contrary, for purposes of determining each Borrowing Base, (a) the value of Inventory acquired by any Loan Party from any other Loan Party shall be the lower of cost (determined on a first-in, first-out basis) or market of either the selling Loan Party or the purchasing Loan Party, whichever is lower, (b) the Net Orderly Liquidation Value of any Equipment or Inventory and the Value of any Eligible Real Property may be adjusted by Administrative Agent from time to time to reflect the results of the most recent appraisal thereof and (c) the Accounts, Inventory, Equipment and Real Estate of any Target acquired in connection with any Acquisition shall not be included in, as applicable, Eligible Canadian Accounts, Eligible U.S. Accounts, Eligible Canadian Inventory, Eligible U.S. Inventory, Eligible Canadian Equipment, Eligible U.S. Equipment or Eligible Real Property until (x) the Administrative Agent shall have received satisfactory results (as determined by the Administrative Agent in its Permitted Discretion) of appraisals, field examinations and audits pertaining to the assets to be included in the determination of the Aggregate Borrowing Base and (y) such assets become subject to the first priority perfected Liens of Administrative Agent and otherwise meet the eligibility criteria which apply to such assets.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent in its Permitted Discretion from time to time to reflect the components of and reserves against the

Borrowing Base as provided for hereunder) or another form that is acceptable to the Administrative Agent in its Permitted Discretion, in each case, reflecting, among other things, the Aggregate Borrowing Base, the U.S. Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Reporting Date” means (a) during any period that is not an Increased Reporting Period, 10 Business Days after each of (i) the end of each Fiscal Quarter of the Company and (ii) solely to the extent that the Aggregate Credit Exposure exceeded 25% of the Maximum Credit Amount at any time during the immediately preceding twelve-month period, the end of each Fiscal Month of the Company, and (b) during any Increased Reporting Period, Wednesday of each week.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Houston, Texas are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London and (b) when used in connection with any Loan or Letter of Credit (x) denominated in Canadian Dollars or (y) made or issued under the Canadian Subfacility in Dollars or in Canadian Dollars, the term “Business Day” shall also exclude any day on which commercial banks in Toronto, Ontario are not open for general business or are authorized or required by law to remain closed.

“CAD” or “Canadian Dollars” or “Cdn$” means the lawful currency of Canada.

“Canada” means the country of Canada and any province or territory thereof.

“Canadian Benefit Plan” means any material plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, maintained or sponsored by or under which any Foreign Loan Party or any Subsidiary of any Foreign Loan Party has any liability with respect to any of their respective employees or former employees, but excluding any Canadian Pension Plans and any plan maintained by the Government of Canada or the Government of any province of Canada including the Canada Pension Plan, the Quebec Pension Plan, Employment Insurance and workers’ compensation benefits plans and excluding any stock option or share purchase plan that is an employee benefit plan that is required to be registered under any applicable Canadian federal or provincial employee benefit legislation, whether or not registered under any such laws.

“Canadian Blocked Person” means any Person that is a “politically exposed foreign person” or “terrorist group” or similar person whose property or interests in property are blocked or subject to blocking pursuant to, or as described in, any Canadian Economic Sanctions and Export Control Laws.

“Canadian Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Canadian Borrowing Base” means, at the time of any determination (x) prior to the Canadian Borrowing Base Effective Date, an amount equal to zero ($0) and (y) on or after the Canadian Borrowing Base Effective Date, the sum of:

(a)               an amount equal to the product of the applicable Receivables Advance Rate multiplied by the book value of the  Eligible Canadian Accounts, plus

(b)              an amount equal to the lesser of (i) 65% of the book value of Eligible Canadian Inventory valued at the lower of cost (determined on a first in, first out basis) or market; or (ii) 85% times the sum of (x) the product of the Finished Goods NOLV Rate times Eligible Canadian Inventory consisting of finished goods, and (y) the product of the Raw Materials NOLV Rate times Eligible Canadian Inventory consisting of raw materials (including cores Inventory), with the value of the components of Eligible Canadian Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market, plus

(c)	the Canadian Fixed Asset Component, minus

(d)	without duplication, applicable Reserves.

Subject to the provisions hereof expressly permitting the Administrative Agent to adjust Reserves and adjust any of the eligibility criteria (or to establish new eligibility criteria) with respect to assets included in the determination of the Canadian Borrowing Base, the Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(k)).  The Administrative Agent may, in its Permitted Discretion, in addition to the foregoing, reduce the advance rates set forth above during the continuation of an Event of Default.

“Canadian Borrowing Base Effective Date” means the first date that (a) the Administrative Agent shall have received (i) a Canadian Borrowing Base Election, (ii) satisfactory results of field exams and appraisals with respect to Accounts and Inventory to be included in the determination of the Canadian Borrowing Base, setting forth, as applicable, the relevant Net Orderly Liquidation Values with respect to such Accounts and Inventory in accordance with the requirements of this Agreement, and (iii) a Borrowing Base Certificate reflecting a calculation of the Canadian Borrowing Base (including the Eligible Canadian Accounts and Eligible Canadian Inventory included in the determination thereof), and (b) each of the eligibility criteria set forth in the definition of “Eligible Canadian Accounts” and “Eligible Canadian Inventory” shall be satisfied with respect to the Accounts and Inventory included in the determination of the Canadian Borrowing Base (including, without limitation, any such requirement to maintain a first priority perfected Lien on such Collateral in favor of the Administrative Agent).

“Canadian Borrowing Base Election” means the election of the Borrowers (at their sole discretion) to have assets of the Canadian Borrower included in the determination of the Canadian Borrowing Base, as set forth in a written notice (reasonably acceptable to the Administrative Agent) of the Borrower Representative addressed to the Administrative Agent and the Lenders.

“Canadian Collateral” means any and all property of any Foreign Loan Party covered by the Collateral Documents and any and all other property of any Foreign Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Foreign Secured Obligations.

“Canadian Collection Account” shall have the meaning assigned to such term in the Canadian Security Agreement

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures.

“Canadian Fixed Asset Component” means, at the time of any determination (a) prior to the Canadian Fixed Asset Effective Date, an amount equal to zero ($0) and (b) on or after the Canadian Fixed Asset Effective Date,  an amount equal to the least of (i) the result of (A) 85% of the Net Orderly Liquidation Value of Eligible Canadian Equipment minus (B) the sum of (1) Reserves established by the Administrative Agent in its Permitted Discretion and (2) the aggregate amount of Fixed Asset Amortization attributable to Eligible Canadian Equipment included in the determination of clause (A), (ii) an amount not less than zero but otherwise equal to the result of (A) $50,000,000 minus (B) the U.S. Fixed Asset Component and (iii) $2,000,000.  Notwithstanding anything to the contrary contained herein and in addition to the eligibility criteria set forth in the definition of Eligible Canadian Equipment, the Canadian Fixed Asset Component shall be zero ($0) until the Administrative Agent shall have received satisfactory results of field exams and appraisals with respect to Equipment to be included in the determination of the Canadian Fixed Asset Component and setting forth the Net Orderly Liquidation Value with respect to such Equipment in accordance with the requirements of this Agreement.

“Canadian Fixed Asset Effective Date” means the first date that (a) the Administrative Agent shall have received (i) a Canadian Borrowing Base Election, (ii) a Canadian Fixed Asset Election, (iii) satisfactory results of field exams and appraisals with respect to Equipment to be included in the determination of the Canadian Fixed Asset Component, setting forth the Net Orderly Liquidation Value with respect to such Equipment in accordance with the requirements of this Agreement, and (iv) a Borrowing Base Certificate reflecting a calculation of the Canadian Fixed Asset Component (including the Eligible Canadian Equipment included in the determination thereof), and (b) each of the eligibility criteria set forth in the definition of “Eligible Canadian Equipment” shall be satisfied with respect to the Equipment included in the determination of the Canadian Fixed Asset Component (including, without limitation, any such requirement to maintain a first priority perfected Lien on such Collateral in favor of the Administrative Agent).

“Canadian Fixed Asset Election” means, at any time after the Borrower Representative shall have delivered a Canadian Borrowing Base Election, the election of the Borrowers (at their sole discretion) to have Equipment of the Canadian Borrower included in the determination of the Canadian Fixed Asset Component, as set forth in a written notice (reasonably acceptable to the Administrative Agent) of the Borrower Representative addressed to the Administrative Agent and the Lenders.

“Canadian Loans” means the Canadian Revolving Loans.

“Canadian MEPP” means any plan that is a multi-employer pension plan as defined under the applicable Canadian pension standards legislation.

“Canadian Overadvance” means any Overadvance made to or for the benefit of the Canadian Borrower.

“Canadian Over-Usage Amount” means, as of any date of determination, an amount not less than zero but otherwise equal to the amount (if any) by which the Aggregate Canadian Revolving Exposure on such date exceeds the Canadian Borrowing Base as of such date.

“Canadian Pension Plan” means any plan, program or arrangement that is a pension plan that is required to be registered under any applicable Canadian federal, territorial or provincial pension legislation, whether or not registered under any such laws, which is, or has been, maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary, other than any Canadian MEPP or plans established by statute, which shall include the Canada Pension Plan maintained by the government of Canada and the Quebec Pension Plan maintained by the Province of Quebec.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto, Ontario time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for 30-day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Bank in its reasonable discretion) at 10:15 a.m. Toronto, Ontario time on such day, plus 1% per annum; provided that, if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime

Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively.

“Canadian Prime Rate Loan” or “Canadian Prime Rate Borrowing” means a Loan or Borrowing, respectively, denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Protective Advance” means a Protective Advance made to, on behalf of or in respect of the Canadian Borrower.

“Canadian Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal Dollar Amount of such Lender’s Canadian Revolving Loans at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal Dollar Amount of Canadian Overadvances and Canadian Protective Advances outstanding at such time.

“Canadian Revolving Loan” means a Revolving Loan made by the Lenders to the Canadian Borrower.

“Canadian Revolving Sub-Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Canadian Revolving Loans and to acquire participations in Canadian Overadvances, and Canadian Protective Advances, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Canadian Revolving Exposure hereunder, as such sub-commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Canadian Revolving Sub-Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Canadian Revolving Sub-Commitment, as applicable.  The Canadian Revolving Sub-Commitment is a part of, and not in addition to, the Commitment of each such Lender.

“Canadian Security Agreements” means each pledge or security agreement or deed of hypothec entered into by and among one or more Foreign Loan Parties and the Administrative Agent, for the benefit of the Lenders and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Subfacility” means, extensions of credit made to the Canadian Borrower up to the Canadian Sublimit, pursuant to each Lender’s Canadian Revolving Sub-Commitment.

“Canadian Sublimit” means $10,000,000.  The Canadian Sublimit is a part of, and not in addition to, the Aggregate Commitments.

“Canadian Subsidiary” means any Subsidiary of the Company that has been formed or is organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with

GAAP, but excluding in each case any such expenditures that (i) are made to restore, repair, replace or rebuild property to the condition of such property immediately prior to any casualty event, to the extent such expenditure is made with identifiable insurance proceeds, condemnation awards or damage recovery proceeds relating to any such casualty event, or (ii) are financed with the proceeds of any Disposition of fixed or capital assets to the extent such expenditure is made within twelve (12) months of such Disposition.  Notwithstanding the foregoing, Permitted Acquisitions shall not constitute Capital Expenditures.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” means each period (a) commencing at such time that is the earliest of (i) an Event of Default has occurred, (ii) Availability shall be less than the Applicable Trigger Amount (Level III) or (iii) at the Borrower Representative’s election in writing to the Administrative Agent to commence a “Cash Dominion Period” (such event described in this clause (a)(iii), a “Borrower Initiated Dominion Period”) and (b) ending (i) solely in the case of a Borrower Initiated Dominion Period, on the date that the Administrative Agent shall have received a written notice from the Borrower Representative electing to terminate such Borrower Initiated Dominion Period, or (ii) on the date that (x) Availability is not less than the Applicable Trigger Amount (Level III) and (y) no Event of Default has occurred and is continuing, in each case of clauses (x) and (y), for a period of sixty (60) consecutive days.  Notwithstanding anything to the contrary contained herein, no more than three (3) Cash Dominion Periods may end during the term of this Agreement.  The Borrower Representative confirms that as of the Effective Date, the Borrower Representative has elected to commence a Cash Dominion Period for the U.S. only.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended.

“CDOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, for the relevant Interest Period, the Canadian Dollar deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swaps and Derivatives Association, Inc. definitions, as modified and amended from time to time (the “CDOR Screen Rate”), as of 10:00 a.m. Toronto, Ontario local time on the first day of the applicable interest period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that (x) if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero and (y) if the CDOR Screen Rate is not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable interest period at or about 10:00 a.m. Toronto, Ontario local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means an entity substantially all of the assets of which consist of equity interests of one or more CFCs.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Existing Stockholder Group, of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Company nor (ii) appointed by directors so nominated, appointed or approved; (c) the acquisition of direct or indirect Control of the Company by any Person or group other than the Existing Stockholder Group; or (d) the Company shall cease to own, free and clear of all Liens (other than non-consensual Permitted Encumbrances which arise as a matter of any Requirement of Law), all of the outstanding voting Equity Interests of the Canadian Borrower on a fully diluted basis.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity and including any of its domestic or foreign branches, and its successors.

“Chattel Paper” has the meaning assigned to such term, as applicable and as the context may require, in the U.S. Security Agreement, the Canadian Security Agreement or such other Security Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans or Canadian Revolving Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all Canadian Collateral, U.S. Collateral and all other property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure any of the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term, as applicable and as the context may require, in the U.S. Security Agreement, the Canadian Security Agreement or such other Security Agreement.

“Collateral Documents” means, collectively, the Security Agreements, the Mortgages (if any), any intercreditor agreement, any deposit account control agreement, any securities account control agreement, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the  Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, the Guarantees contained in this Agreement or any joinder or supplement hereto or any other Guarantee of all or any portion of the Obligations, subordination agreements, pledges, and collateral assignments, whether theretofore, now or hereafter executed by any Borrower or any of its Subsidiaries and delivered to the Administrative Agent.

“Collection Account” means, individually and collectively as the context may require, the U.S. Collection Account and the Canadian Collection Account.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding commercial Letters of Credit plus (b) the aggregate Dollar Amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers.  The Commercial LC Exposure of an Issuing Bank (in its capacity as such) shall be the Commercial LC Exposure in respect of commercial Letters of Credit issued by such Issuing Bank.  The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commitments” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit,

Overadvances, and Protective Advances, in each case, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Compliance Certificate” means a certificate executed by a Financial Officer of the Borrower Representative in substantially the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Assets” of any Person means, at any date, the total assets of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP minus (a) any minority interest in any Person that would be reflected on a consolidated balance sheet of such Person and its Subsidiaries at such date prepared in conformity with GAAP and (b) any securities issued by such Person held as treasury securities.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Customer Drafts” means the negotiable drafts issued by an Account Debtor in connection with a Customer Program.

“Customer Program” means a program established between an Account Debtor and a financial institution reasonably acceptable to Administrative Agent, pursuant to which such Account Debtor consolidates multiple invoices from a supplier into a single large payment and issues a negotiable draft to a Loan Party which draft is purchased from the Loan Party by such financial institution for an agreed upon purchase price.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent  to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become, or has a Parent that has become, the subject of a Bankruptcy Event.

“Determination Date” means the last day of each Fiscal Quarter, commencing with the first full Fiscal Quarter ending after the Effective Date.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs, charge-offs and other non-cash credits and account adjustments which are recorded to reduce Accounts in a manner consistent with current and historical accounting practices of the Borrowers.  The Dilution Factors shall be determined separately for Eligible Canadian Accounts and Eligible U.S. Accounts.

“Dilution Ratio” means, for any relevant period of determination (as selected by the Administrative Agent in its reasonable judgment), the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for such period with respect to the relevant Accounts divided by (b) the aggregate amount of sales comprising such relevant Accounts for such period.  The Dilution Ratio shall be determined separately for Eligible Canadian Accounts and Eligible U.S. Accounts.

“Dilution Reserve” means, at any date, an amount sufficient to reduce the Receivables Advance Rate (determined by reference to clause (b) of such definition) against Eligible Canadian Accounts or Eligible U.S. Accounts, as applicable, by 1 percentage point for each percentage point by which the applicable Dilution Ratio exceeds 5%.

“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, lease or other disposition (in one transaction or in a series of transactions) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the Maturity Date.  Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Document” has the meaning assigned to such term in the U.S. Security Agreement, Canadian Security Agreement or such other Security Agreement as the context may require.

“Dollar Amount” means (a) with regard to any Obligation or calculation denominated in U.S. Dollars, the amount thereof, and (b) with regard to any Obligation or calculation denominated in any other currency, the amount of U.S. Dollars which is equivalent to the amount so expressed in such currency at the Spot Rate on the relevant date of determination.

“Dollars”, “dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S. (other than a CFC or a CFC Holdco).

“Draft Monetization” means the sale of Customer Drafts more than ten (10) days prior to the maturity date of such drafts to an acceptable financial institution, provided that, no later than sixty (60) days (or such later date as agreed to by the Administrative Agent in its sole discretion) after the Effective Date the Administrative Agent shall have entered into a satisfactory intercreditor agreement regarding the payment of the purchase price for the Customer Drafts being sold to such financial institution.

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) gain from extraordinary items for such period, (iii) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all Inventory sold in conjunction with the disposition of fixed assets and all securities); provided that, in connection with any gain realized upon the sale of the building and related land located at 37-18 Northern Boulevard, Long Island City, NY 11101, EBITDA shall not be reduced by that portion of the gain realized upon such sale which is equal to the cash taxes paid by the Company due to such gain, and (iv) any other non-operating, non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Equity Interests, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication.  For purposes of this definition, the following items shall be subtracted from (or with respect to any deficit in item (1) below, added back to) the calculation of consolidated net income of a Person for purposes of calculating EBITDA: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (3) any restoration to income of any reserve established for specific non-recurring items, except to the extent that provision for such reserve was made out of income accrued during such period; (4) any write-up of any asset; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (7) in the case of a successor to such Person by consolidation, amalgamation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, amalgamation, merger or transfer of assets; and (8) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.  For purposes of this definition, and without duplication of amounts added back pursuant to clause (c)(iii) of the first sentence of this definition, the following items shall be added back to consolidated net income of a Person for purposes of calculating EBITDA:  any one-time charges incurred in connection with Permitted Acquisitions, consolidation or relocation of facilities, or dispositions of assets permitted hereunder in an aggregate amount not to exceed $2,000,000 during any Fiscal Year; provided that, to the extent such one-time charges in any Fiscal Year are less than such $2,000,000 threshold, such unused charges may be carried forward and added back to consolidated net income of a Person for purposes of calculating EBITDA only in the immediately succeeding Fiscal Year (in addition to the applicable amount for each Fiscal Year) assuming such one-time charges are actually incurred in the immediately succeeding Fiscal Year.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Canadian Accounts” means all of the Accounts owned by the Canadian Borrower and reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies.  Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Canadian Accounts from time to time in its Permitted Discretion.  In addition, Administrative Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates (subject to any express limitations set forth in this Agreement) with respect to Eligible Canadian Accounts, in its Permitted Discretion.  Eligible Canadian Accounts shall not include any Account of the Canadian Borrower:

(a)               that does not arise from the sale of goods or the performance of services by the Canadian Borrower in the ordinary course of its business;

(b)               (i) upon which the Canadian Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, or (ii) (x) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Canadian Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Canadian Borrower has filed such report or qualified to do business in such jurisdiction or (y) as to which the Canadian Borrower is not otherwise able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to the Canadian Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)               to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account or to the extent that any credits which have been issued have not been applied to an Account Debtor’s statement or account, but only to the extent of such defense, counterclaim, setoff, dispute, or credit;

(d)               that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor, including pre-billed items;

(e)               (x) with respect to which an invoice, reasonably acceptable to Administrative Agent in form and substance, has not been sent to the applicable Account Debtor or (y) which remains unpaid more than 60 days after the original due date therefor;

(f)                that (i) is not owned by the Canadian Borrower or (ii) is subject to any Lien of any other Person, other than (x) Liens in favor of Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties, securing the Foreign Secured Obligations and (y) non-consensual Permitted Encumbrances which arise as a matter of any Requirement of Law;

(g)               that arises from a sale to any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer or director with any Loan Party;

(h)               that is the obligation of an Account Debtor that is (i) any Governmental Authority of any country other than the U.S. or Canada or (ii) any Governmental Authority of the U.S. or Canada, or any department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada), as amended (or the equivalent law of any province or territory of Canada, if any, in the case of a Governmental Authority of such province or territory) or the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), as applicable, have been complied with to the Administrative Agent’s satisfaction;

(i)                that is the obligation of an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada, or any province or territory of Canada unless, in any such case, payment thereof is assured by a letter of credit assigned and delivered to Administrative Agent, reasonably satisfactory to Administrative Agent as to form, amount and issuer;

(j)                to the extent the Canadian Borrower, any other Loan Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to the Canadian Borrower, any other Loan Party or any Subsidiary thereof, but only to the extent of the potential offset;

(k)               that arises with respect to goods that are delivered on a bill and hold, cash on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l)                that is in default or which has been written off the books of the Canadian Borrower or otherwise designated as uncollectible; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i)                  the Account Debtor obligated upon such Account has (1) suspended business, (2) applied for, suffered, or consented to the appointment of any receiver, receiver-manager, custodian, trustee, or liquidator of its assets, (3) had possession of all or a material part of its property taken by any receiver, receiver-manager, custodian, trustee or liquidator, (4) admitted in writing its inability, or is generally unable to, pay its debts as they become due, or (5) become insolvent; or

(ii)                 a petition is filed by or against any Account Debtor obligated upon such Account under any Insolvency Laws;

(m)              that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar Amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this definition;

(n)               as to which Administrative Agent’s Lien thereon, on behalf of itself, the Lenders and the other Secured Parties, is not a first priority perfected Lien;

(o)               as to which any of the representations or warranties in the Loan Documents are untrue in any material respect;

(p)               to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(q)               to the extent such Account exceeds any credit limit established by Administrative Agent, in its Permitted Discretion;

(r)                 that is payable in any currency other than Dollars or Canadian Dollars;

(s)               with respect to which the Canadian Borrower has made any agreement, including any negotiated agreement permitted by Section 6.04(j), with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and the Canadian Borrower created a new receivable for the unpaid portion of such Account;

(t)                which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal (U.S. or Canadian), state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board; or

(u)               that is otherwise unacceptable to Administrative Agent in its Permitted Discretion.

“Eligible Canadian Equipment” means the Equipment owned by the Canadian Borrower and meeting each of the following requirements:

(a)               (i) the Canadian Borrower has good title to such Equipment and (ii) such Equipment is not subject to any Lien of any other Person, other than (x) Liens in favor of

Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties, securing the Foreign Secured Obligations and (y) non-consensual Permitted Encumbrances which arise as a matter of any Requirement of Law;

(b)               the Canadian Borrower has the right to subject such Equipment to a Lien in favor of the Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties;

(c)               such Equipment is subject to a first priority perfected Lien in favor of the Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties;

(d)               the full purchase price for such Equipment has been paid by the Canadian Borrower;

(e)               such Equipment is located in Canada on premises (i) owned by the Canadian Borrower, or (ii) leased by the Canadian Borrower where (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(f)                 such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the Canadian Borrower in the ordinary course of its business;

(g)               such Equipment (i) is not subject to any agreement which restricts the ability of the Canadian Borrower to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment and (ii) has not been purchased from a Sanctioned Person;

(h)               such Equipment does not constitute “Fixtures” under the applicable laws of the jurisdiction in which such Equipment is located;

(i)                 such Equipment does not breach any of the representations or warranties pertaining to Equipment set forth in the Loan Documents in any material respect; and

(j)                 such Equipment is not otherwise unacceptable to Administrative Agent in its Permitted Discretion.

The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Canadian Equipment from time to time in its Permitted Discretion.  In addition, Administrative Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the criteria set forth above, to establish new criteria and to adjust advance rates (subject to any express limitations set forth in this Agreement) with respect to Eligible Canadian Equipment, in its Permitted Discretion.

“Eligible Canadian Inventory” means all of the Inventory owned by the Canadian Borrower and reflected in the most recent Borrowing Base Certificate delivered by the Borrower

Representative to Administrative Agent, except any Inventory to which any of the exclusionary criteria set forth below applies.  Administrative Agent shall have the right to establish or modify or eliminate Reserves against Eligible Canadian Inventory from time to time in its Permitted Discretion.  In addition, Administrative Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates (subject to any express limitations set forth in this Agreement) with respect to Eligible Canadian Inventory, in its Permitted Discretion.  Eligible Canadian Inventory shall not include any Inventory of the Canadian Borrower that:

(a)               is not owned by the Canadian Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments or the rights of a surety that has issued a bond to assure the Canadian Borrower’s performance with respect to that Inventory), except the Liens in favor of Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties, and Permitted Encumbrances in favor of landlords and bailees to the extent (i) the lessor or such bailee has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(b)               (i) is not located on premises owned, leased or rented by the Canadian Borrower and set forth on Schedule 3.05 (or such other Inventory locations owned, leased or rented by the Canadian Borrower and otherwise permitted to be maintained in compliance with the terms of the Security Agreements), unless Administrative Agent has given its prior consent thereto and unless either (x) a Collateral Access Agreement with respect thereto has been delivered to Administrative Agent, or (y) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion, or (ii) is stored with a bailee or warehouseman unless (x) a Collateral Access Agreement with respect thereto has been received by Administrative Agent or (y) Reserves for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion, or (iii) is located at an owned location subject to a mortgage in favor of a lender other than Administrative Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Administrative Agent or Reserves reasonably satisfactory to Administrative Agent have been established with respect thereto, or (iv) other than with respect to three (3) locations (inclusive of any such locations designated in respect of Eligible U.S. Inventory) which Borrowers may designate in writing to Administrative Agent from time to time, is located at any site if the aggregate book value of Inventory at any such location is less than $100,000, or (v) is located outside of Canada, or any province or territory of Canada;

(c)                is placed on consignment or is in transit, except for Inventory in transit between locations of Loan Parties in Canada as to which Administrative Agent’s Liens have been perfected at origin, each intermediate destination and destination;

(d)               is covered by a negotiable document of title, unless such document has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens other than (x) Liens in favor of the Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties and (y) non-consensual Permitted Encumbrances which arise as a matter of any Requirement of Law;

(e)               is excess, obsolete, unsalable, shopworn, seconds (excluding cores), damaged, defective or unfit for sale;

(f)                consists of display items or packing or shipping materials, manufacturing supplies, work in process Inventory or replacement parts, or bill-and-hold or ship-in-place goods;

(g)               consists of goods which have been returned by the buyer unless such returned goods consist of (i) cores or (ii) goods which have been restored to Inventory as first quality, saleable merchandise;

(h)               is not of a type held for sale in the ordinary course of the Canadian Borrower’s business;

(i)                 is not subject to a first priority lien in favor of Administrative Agent on behalf of itself, the Lenders and the other Secured Parties;

(j)                 breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents in any material respect;

(k)               consists of any costs associated with “freight in” charges or favorable purchase price variances;

(l)                 consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(m)               is not covered by casualty insurance reasonably acceptable to Administrative Agent;

(n)              is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Administrative Agent (where such consent has not been obtained);

(o)               any Person other than the Canadian Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(p)               is the subject of a consignment by such Borrower as consignor;

(q)               which has been acquired from a Sanctioned Person;

(r)                 which is not reflected in a current perpetual inventory report of the Canadian Borrower;

(s)                which is subject to reclamation rights that have been asserted by the seller; or

(t)                 is otherwise unacceptable to Administrative Agent in its Permitted Discretion.

“Eligible Real Property” means any Real Estate owned in fee simple by the U.S. Borrower, provided that (a) the Administrative Agent shall have received (i) Mortgages covering such Real Estate (together with any such amendments thereto, as may be reasonably requested by the Administrative Agent, to account for any increase in the value of such Real Estate) together with (A) title insurance policies, current as-built surveys, zoning letters and certificates of occupancy, in each case reasonably satisfactory in form and substance to the Administrative Agent, (B) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of the Administrative Agent, to create a valid and enforceable first priority perfected Lien (subject to Permitted Encumbrances) on such real estate in favor of Administrative Agent for the benefit of itself and the other Secured Parties (or in favor of such other trustee as may be required or desired under local law); and (C) if requested, an opinion of counsel in each state in which any such real estate is located in form and substance and from counsel reasonably satisfactory to Administrative Agent, (ii) Phase I Environmental Site Assessment Reports, consistent with American Society for Testing and Materials (ASTM) Standard E 1527-00 and applicable state requirements, on all of such real estate, prepared by environmental engineers reasonably satisfactory to Administrative Agent, all in form and substance reasonably satisfactory to Administrative Agent, in its Permitted Discretion and Administrative Agent shall have further received (A) such environmental review and audit reports, including Phase II reports, with respect to such real estate as Administrative Agent may reasonably request, and Administrative Agent shall be satisfied in its Permitted Discretion, with the contents of all such environmental reports, and (B) letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to Administrative Agent, authorizing Administrative Agent and Lenders to rely on such reports, (iii) if such real property is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, the U.S. Borrower has purchased and maintains flood insurance thereon in amounts reasonably satisfactory to the Administrative Agent and in any event in compliance with applicable law, including the Flood Disaster Protection Act of 1973, as amended, (iv) appraisals of such real estate which shall be in form and substance, and prepared by appraisers, reasonably satisfactory to Administrative Agent and (v) such other information, documentation (including Environmental Indemnities), and certifications as may be reasonably required by the Administrative Agent, (b) no covenant, representation or warranty contained in this Agreement or the Mortgages with respect to such real property has been breached or is not true in all material respects (or, to extent qualified by materiality, in not true in all respects), (c) no portion of such Real Estate (the loss of which shall have, in the Permitted Discretion of the Administrative Agent, a material and adverse impact on the use, operation or value of thereof) is subject to any (i) loss or damage resulting from fire, vandalism, malicious mischief or any other casualty or physical harm, (ii) exercise of the power of condemnation or eminent domain or similar action, either temporarily or permanently, or (iii) waste, impairment, deterioration or abandonment other than as a result of ordinary wear and tear and (d) such Real Estate is not otherwise unacceptable to Administrative Agent in its Permitted Discretion.  “Eligible Real Property” shall not include any Real Estate that is subject to a Sale and Leaseback Transaction permitted pursuant to Section 6.06.  The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Real Property from time to time in its Permitted Discretion.  In addition, Administrative Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the criteria set forth above, to establish new criteria and to adjust advance rates (subject to any express limitations set forth in this Agreement) with respect to Eligible Real Property, in its Permitted Discretion.

“Eligible U.S. Accounts” means all of the Accounts owned by the U.S. Borrower and reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies.  Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible U.S. Accounts from time to time in its Permitted Discretion.  In addition, Administrative Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates (subject to any express limitations set forth in this Agreement) with respect to Eligible U.S. Accounts, in its Permitted Discretion.  Eligible U.S. Accounts shall not include any Account of the U.S. Borrower:

(a)               that does not arise from the sale of goods or the performance of services by the U.S. Borrower in the ordinary course of its business;

(b)               (i) upon which the U.S. Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, or (ii) (x) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the U.S. Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless the U.S. Borrower has filed such report or qualified to do business in such jurisdiction or (y) as to which the U.S. Borrower is not otherwise able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to the U.S. Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)               to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account or to the extent that any credits which have been issued have not been applied to an Account Debtor’s statement or account, but only to the extent of such defense, counterclaim, setoff, dispute, or credit;

(d)               that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor, including pre-billed items;

(e)              (x) with respect to which an invoice, reasonably acceptable to Administrative Agent in form and substance, has not been sent to the applicable Account Debtor or (y) which remains unpaid more than 60 days after the original due date therefor;

(f)                that (i) is not owned by the U.S. Borrower or (ii) is subject to any Lien of any other Person, other than (x) Liens in favor of Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties, securing the Secured Obligations and (y) non-consensual Permitted Encumbrances which arise as a matter of any Requirement of Law;

(g)               that arises from a sale to any director, officer, other employee or Affiliate of any Loan Party, or to any entity that has any common officer or director with any Loan Party;

(h)               that is the obligation of an Account Debtor that is (i) any Governmental Authority of any country other than the U.S. or Canada or (ii) any Governmental Authority of the U.S. or Canada, or any department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada), as amended (or the equivalent law of any province or territory of Canada, if any, in the case of a Governmental Authority of such province or territory) or the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), as applicable, have been complied with to the Administrative Agent’s satisfaction;

(i)                 that is the obligation of an Account Debtor which (i) does not maintain its chief executive office in the U.S., Canada or Puerto Rico or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Puerto Rico, Canada, or any province or territory of Canada unless, in any such case, payment thereof is assured by a letter of credit assigned and delivered to Administrative Agent, reasonably satisfactory to Administrative Agent as to form, amount and issuer;

(j)                 to the extent the U.S. Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to the U.S. Borrower or any Subsidiary thereof, but only to the extent of the potential offset;

(k)               that arises with respect to goods that are delivered on a bill and hold, cash on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l)                 that is in default or which has been written off the books of the U.S. Borrower or otherwise designated as uncollectible; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i)                 the Account Debtor obligated upon such Account has (1) suspended business, (2) applied for, suffered, or consented to the appointment of any receiver, receiver-manager, custodian, trustee, or liquidator of its assets, (3) had possession of all or a material part of its property taken by any receiver, receiver-manager, custodian, trustee or liquidator, (4) admitted in writing its inability, or is generally unable to, pay its debts as they become due, or (5) become insolvent; or

(ii)                a petition is filed by or against any Account Debtor obligated upon such Account under any Insolvency Laws;

(m)               that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar Amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this definition;

(n)               as to which Administrative Agent’s Lien thereon, on behalf of itself, the Lenders and the other Secured Parties, is not a first priority perfected Lien;

(o)               as to which any of the representations or warranties in the Loan Documents are untrue in any material respect;

(p)               to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(q)               to the extent such Account exceeds any credit limit established by Administrative Agent, in its Permitted Discretion;

(r)                that is payable in any currency other than Dollars;

(s)                with respect to which the U.S. Borrower has made any agreement, including any negotiated agreement permitted by Section 6.04(j), with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and the U.S. Borrower created a new receivable for the unpaid portion of such Account;

(t)                which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal (U.S. or Canadian), state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board; or

(u)               that is otherwise unacceptable to Administrative Agent in its Permitted Discretion.

“Eligible U.S. Equipment” means the Equipment owned by the U.S. Borrower and meeting each of the following requirements:

(a)               (i) the U.S. Borrower has good title to such Equipment and (ii) such Equipment is not subject to any Lien of any other Person, other than (x) Liens in favor of Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties, securing the Secured Obligations and (y) non-consensual Permitted Encumbrances which arise as a matter of any Requirement of Law;

(b)               the U.S. Borrower has the right to subject such Equipment to a Lien in favor of the Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties;

(c)                such Equipment is subject to a first priority perfected Lien in favor of the Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties;

(d)               the full purchase price for such Equipment has been paid by the U.S. Borrower;

(e)               such Equipment is located in the U.S. on premises (i) owned by the U.S. Borrower, or (ii) leased by the U.S. Borrower where (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(f)                such Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the U.S. Borrower in the ordinary course of business;

(g)               such Equipment (i) is not subject to any agreement which restricts the ability of the U.S. Borrower to use, sell, transport or dispose of such Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Equipment and (ii) has not been purchased from a Sanctioned Person;

(h)               such Equipment does not constitute “Fixtures” under the applicable laws of the jurisdiction in which such Equipment is located;

(i)                 such Equipment does not breach any of the representations or warranties pertaining to Equipment set forth in the Loan Documents in any material respect; and

(j)                 such Equipment is not otherwise unacceptable to Administrative Agent in its Permitted Discretion.

The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible U.S. Equipment from time to time in its Permitted Discretion.  In addition, Administrative Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the criteria set forth above, to establish new criteria and to adjust advance rates (subject to any express limitations set forth in this Agreement) with respect to Eligible U.S. Equipment, in its Permitted Discretion.

“Eligible U.S. Inventory”  means all of the Inventory owned by the U.S. Borrower and reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to Administrative Agent, except any Inventory to which any of the exclusionary criteria set forth below applies.  Administrative Agent shall have the right to establish or modify or eliminate Reserves against Eligible U.S. Inventory from time to time in its Permitted Discretion.  In addition, Administrative Agent reserves the right, at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates (subject to any express limitations set forth in this Agreement) with respect to Eligible U.S. Inventory, in its Permitted Discretion.  Eligible U.S. Inventory shall not include any Inventory of the U.S. Borrower that:

(a)                is not owned by the U.S. Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure the U.S. Borrower’s performance with respect to that Inventory), except the Liens in favor of Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties, and Permitted Encumbrances in favor of landlords and bailees to the extent (i) the lessor or such bailee has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(b)              (i) is not located on premises owned, leased or rented by the U.S. Borrower and set forth on Schedule 3.05 (or such other Inventory locations owned, leased or rented by the U.S. Borrower and otherwise permitted to be maintained in compliance with the terms of the Security Agreements), or (ii) is stored at a leased location, unless Administrative Agent has given its prior consent thereto and unless either (x) a Collateral Access Agreement with respect thereto has been delivered to Administrative Agent, or (y) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion, or (ii) is stored with a bailee or warehouseman unless (x) a Collateral Access Agreement with respect thereto has been received by Administrative Agent or (y) Reserves for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion, or (iii) is located at an owned location subject to a mortgage in favor of a lender other than Administrative Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Administrative Agent or Reserves reasonably satisfactory to Administrative Agent have been established with respect thereto, or (iv) other than with respect to three (3) locations (inclusive of any such locations designated in respect of Eligible Canadian Inventory) which Borrowers may designate in writing to Administrative Agent from time to time, is located at any site if the aggregate book value of Inventory at any such location is less than $100,000, or (v) is located outside of the U.S., any state of the U.S. or the District of Columbia;

(c)                is placed on consignment or is in transit, except for Inventory in transit between locations of Loan Parties in the U.S. as to which Administrative Agent’s Liens have been perfected at origin, each intermediate destination and destination;

(d)               is covered by a negotiable document of title, unless such document has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens other than (x) Liens in favor of Administrative Agent, on behalf of itself, the Lenders and the other Secured Parties, securing the Secured Obligations and (y) non-consensual Permitted Encumbrances which arise as a matter of any Requirement of Law;

(e)                is excess, obsolete, unsalable, shopworn, seconds (excluding cores), damaged, defective or unfit for sale;

(f)                consists of display items or packing or shipping materials, manufacturing supplies, work in process Inventory or replacement parts, or bill-and-hold or ship-in-place goods;

(g)                consists of goods which have been returned by the buyer unless such returned goods consist of (i) cores or (ii) goods which have been restored to Inventory as first quality, saleable merchandise;

(h)               is not of a type held for sale in the ordinary course of the U.S. Borrower’s business;

(i)                 is not subject to a first priority lien in favor of Administrative Agent on behalf of itself, the Lenders and the other Secured Parties;

(j)                 breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents in any material respect;

(k)                consists of any costs associated with “freight in” charges or favorable purchase price variances;

(l)                 consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(m)               is not covered by casualty insurance reasonably acceptable to Administrative Agent;

(n)               is subject to any patent or trademark license requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by Administrative Agent (where such consent has not been obtained);

(o)               any Person other than the U.S. Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(p)               is the subject of a consignment by such Borrower as consignor;

(q)               which has been acquired from a Sanctioned Person;

(r)                 which is not reflected in a current perpetual inventory report of the U.S. Borrower;

(s)                which is subject to reclamation rights that have been asserted by the seller; or

(t)                 is otherwise unacceptable to Administrative Agent in its Permitted Discretion.

“Environmental Indemnity” shall mean each environmental indemnity made by each Loan Party with respect to Eligible Real Property, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters to the extent related to exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” has the meaning assigned to such term in the U.S. Security Agreement, the Canadian Security Agreement or such other Security Agreement as the context may require.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination or partial termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the Code.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary” means (a) a CFC, (b) a CFC Holdco, (c) an Immaterial Subsidiary, (d) unless and until an Event of Default has occurred and the Administrative Agent has elected to require, by written notice to the Borrower Representative, that any such Person become a Foreign Guarantor hereunder, a Material Foreign Subsidiary (other than, for the avoidance of any doubt, the Canadian Borrower), and (e) a subsidiary of any of the foregoing.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes (including backup withholding) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section

2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); (d) any withholding Taxes imposed under FATCA; (e) Taxes payable by a Lender who does not deal at arm’s length with the Canadian Borrower (within the meaning of the ITA) at the time of the payment; and (f) Taxes payable by a Lender who is a specified non-resident shareholder (as defined in subsection 18(5) of the ITA) of the Canadian Borrower, or is a Person not dealing at arm’s length with a “specified shareholder” of the Canadian Borrower, for purposes of the ITA.

“Existing Letters of Credit” means each of the letters of credit described on Schedule 1.01.

“Existing Stockholder Group” means Arthur S.  Sills, Lawrence I. Sills, Peter J. Sills, Eric P. Sills the Sills Family Foundation, Marilyn F. Cragin, Arthur D. Davis, Susan F. Davis and any Fife family trust or the various other family trusts for which any of the foregoing are trustees.

“Facility” means each of the U.S. Facility and the Canadian Subfacility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Covenant Period” means:

(a)                at any time the U.S. Fixed Asset Component or the Canadian Fixed Asset Component shall contribute to the calculation of the Aggregate Borrowing Base, the period (i) commencing on the date Availability shall have been less than the Applicable Trigger Amount (Level III) and (ii) ending on the date that Availability shall have been greater than or equal to the Applicable Trigger Amount (Level III) for a period of ninety (90) consecutive days, and

(b)               at any other time, the period (i) commencing on the date Availability shall have been less than the Applicable Trigger Amount (Level II) and (ii) ending on the date that

Availability shall have been greater than or equal to the Applicable Trigger Amount (Level II) for a period of ninety (90) consecutive days.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“Finished Goods NOLV Rate” means the rate set forth as the Net Orderly Liquidation Value of, as applicable, Eligible Canadian Inventory or Eligible U.S. Inventory consisting of finished goods.

“Fiscal Month” means any of the monthly accounting periods of Borrowers.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrowers, ending on or about the last day of March, June, September and December of each year.

“Fiscal Year” means any of the annual accounting periods of Borrowers ending on or about December 31 of each year.

“Fixed Asset Amortization” means, with respect with any Real Estate or any Equipment of the Borrowers included in the determination of the U.S. Fixed Asset Component or the Canadian Fixed Asset Component, an aggregate amount not less than zero but otherwise equal to (a) 1/10th of the original value of such Real Estate and/or Equipment included in the determination of the U.S. Fixed Asset Component and/or the Canadian Fixed Asset Component, as applicable, based on the most recent field exam and appraisal of such Real Estate or Equipment multiplied by (b) the number of years (i.e., consecutive twelve-month periods) elapsed since the last field exam and appraisal of such Real Estate or Equipment received by the Administrative Agent, in form and substance acceptable to the Administrative Agent and performed by an appraiser acceptable to the Administrative Agent.  It is understood and agreed that, for the avoidance of any doubt, upon receipt of a satisfactory field exam and appraisal setting forth, as applicable, the Value or Net Orderly Liquidation Value, with respect to any Real Estate or any Equipment in accordance with the requirements of this Agreement, any prior Fixed Asset Amortization attributable to such Real Estate or such Equipment that is the subject of such appraisal shall be reset to zero (-0-) and be calculated, for any subsequent periods, in accordance with the formula set forth in the first sentence of this definition.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of EBITDA to Fixed Charges.

“Fixed Charges” means with respect to any Person for any fiscal period (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) Capital Expenditures during such period, plus (d) dividends paid during such period, plus (e) net cash taxes paid against tax refunds received during such period, plus (f) amounts paid in accordance with Section 6.08(a)(v), Section 6.08(a)(vi) and Section 6.08(a)(vii) during such period, plus (g) cash settlement amounts paid during such period in excess of $5,000,000 associated with the discontinued operations of Borrowers’ EIS Brake division and Industrial and Automotive Associates, Inc.

“Fixtures” has the meaning assigned to such term, as applicable and as the context may require, in the U.S. Security Agreement, the Canadian Security Agreement or such other Security Agreement.

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Foreign Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(b).

“Foreign Guarantor” means each Foreign Subsidiary of a Borrower that is listed on the signature pages hereto as a Guarantor or that becomes a party hereto as a Guarantor pursuant to Section 5.14 and, shall include, solely for purposes of the Guarantee of the Foreign Guaranteed Obligations, the Canadian Borrower.

“Foreign Guaranty” means the Guarantee of the Foreign Guaranteed Obligations pursuant to Article X of this Agreement.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Loan Party” means any Loan Party that is not a U.S. Loan Party.

“Foreign Obligations” means all Obligations of the Canadian Borrower and the other Foreign Loan Parties, and shall include, without limitation, all unpaid principal of and accrued and unpaid interest on the Loans of the Canadian Borrower, all guaranty obligations of the Foreign Loan Parties to the Lenders or to any Lender, the Administrative Agent or any other Secured Party in connection with Loans made and other obligations owing by the Canadian Borrower, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations, liabilities and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of the Canadian Borrower, Foreign Loan Parties and their Foreign Subsidiaries to the Lenders or to any Lender, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred in each case under this Agreement or any of the other Loan Documents or in respect of any of the Loans made to the Canadian Borrower or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof by the Canadian Borrower.

“Foreign Secured Obligations” means all Foreign Obligations, together with all (i) Banking Services Obligations of the Canadian Borrower and each other Foreign Subsidiary and (ii) Swap Agreement Obligations of the Canadian Borrower and each other Foreign Subsidiary owing to any Lender or its Affiliates; provided that Excluded Swap Obligations with respect to any Loan Party shall not be Foreign Secured Obligations of such Loan Party.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, loan agreements or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations and Indebtedness under any Specified Debt Transaction, current maturities of long term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Guarantees of Funded Debt of other Persons.

“Funding Accounts” means the deposit account(s) of the Borrowers to which the Administrative Agent and the Lenders are authorized by the Borrowers (or by the Borrower Representative on their behalf) to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Governmental Authority” means the government of the U.S., Canada, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” means as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(b).

“Guarantors” means all U.S. Guarantors and Foreign Guarantors.

“Hazardous Materials” means:  (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Immaterial Subsidiary” means any Subsidiary of a Loan Party both (a) owning assets having a book value of less than 3.0% of Consolidated Total Assets and (b) having EBITDA (calculated solely for such Subsidiary) constituting less than 3.0% of EBITDA of the Company and its Subsidiaries; provided that (x) the aggregate book value of the assets of all Immaterial Subsidiaries at any time shall not exceed 5.0% of Consolidated Total Assets and (y) the aggregate amount of EBITDA (calculated solely for such Immaterial Subsidiaries) at any time shall not exceed 5.0% of EBITDA of the Company and its Subsidiaries.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Increased Reporting Period” means any period (a) commencing on the date when (i) Availability is less than the Applicable Trigger Amount (Level III) or (ii) an Event of Default has occurred and (b) ending on the date when (i) Availability shall have been equal to or greater than the Applicable Trigger Amount (Level III) and (ii) all Events of Default cease to exist (or are waived in accordance with the terms of this Agreement), in each case, for a period of sixty (60) consecutive days.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, loan agreements, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, letters of guaranty and other similar instruments, (k) obligations under any liquidated earn-out, (l) any other Off-Balance Sheet Liability, (m) Swap Agreement Obligations, and (n) all obligations, contingent or otherwise, of such Person in respect of Disqualified Stock; provided that neither (x) trade accounts payable in the ordinary course of business nor (y) obligations in the form of customer deposits held in respect of used core components of remanufactured products which are returned by customers for use in future remanufacturing activities in the ordinary course of business nor (z) Guarantees of any obligation under a customary operating lease of the U.S. Borrower or any of its Subsidiaries shall constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Assignee” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Insolvency Laws” means each of the Bankruptcy Code, the BIA, the CCAA, the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable state, provincial, territorial or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it and including any rules and regulations pursuant thereto.

“Instrument” has the meaning assigned to such term, as applicable and as the context may require, in the U.S. Security Agreement, the Canadian Security Agreement or such other Security Agreement.

“Interest Charges” has the meaning assigned to such term in Section 9.18.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, with respect to any Person for any fiscal period, (a) interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, minus (b) interest income of such Person actually received in cash for such period.

“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan, the first Business Day of each calendar month and the Maturity Date, and (b) with respect to any Eurodollar Loan or CDOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing or CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing or CDOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means with respect to any Eurodollar Borrowing, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term, as applicable and as the context may require, in the U.S. Security Agreement, the Canadian Security Agreement or such other Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means, individually and collectively, each of (a) Chase, in its capacity as the issuer of Letters of Credit hereunder and, to the extent Chase is no longer the Administrative Agent hereunder, any successor Administrative Agent, (b) HSBC Bank USA, National Association and (c) any other Lender from time to time designated by the Borrower as an Issuing Bank, with the consent of such Lender, in which case the term “Issuing Bank” shall mean Chase,

HSBC Bank USA, National Association and each such other Lender, individually or collectively as the context shall require and their respective successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Sublimits” means, with respect to any Issuing Bank, an amount equal to (a) with respect to commercial Letters of Credit and standby Letters of Credit issued by the Issuing Banks as of the Effective Date, the respective amounts set forth on the Commitment Schedule, and (b) with respect to commercial Letters of Credit and standby Letters of Credit issued by any other Issuing  Bank, the amount agreed to by the Issuing Bank and the Borrower Representative upon notice to the Administrative Agent, in each case, as such amount may be increased for an Issuing Bank as agreed to by such Issuing Bank and the Borrower Representative upon notice to the Administrative Agent.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the Aggregate LC Exposure at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the Aggregate LC Exposure at such time.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank.

“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing (subject to the last sentence of this definition), the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion, in each case (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means the U.S. Guaranty and the Foreign Guaranty.

“Loan Parties” means, collectively, the Borrowers, the Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Overadvances and Protective Advances.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, operations or assets of the Loan Parties and their Subsidiaries taken as a whole; (b) the ability of any Loan Party, any Subsidiary of any Loan Party or any other Person (other than Administrative Agent or Lenders) to perform its obligations under any Loan Document to which it is it a party; or (c) the validity or enforceability of any Loan Document or the rights and remedies of Administrative Agent and Lenders under any Loan Document.

“Material Domestic Subsidiary” means any Material Subsidiary which is a Domestic Subsidiary.

“Material Foreign Subsidiary” means any Material Subsidiary which is not a Material Domestic Subsidiary.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary which is not an Immaterial Subsidiary.

“Maturity Date” means October 28, 2020, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Credit Amount” means the lesser of (a) the Aggregate Commitments and (b) the Aggregate Borrowing Base.

“Maximum Rate” has the meaning assigned to such term in Section 9.18.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value” means, with respect to Inventory or Equipment of any Person, the orderly liquidation value thereof (expressed as a percentage) based on the most recent appraisal of such Inventory or Equipment, as determined in a manner acceptable to the Administrative Agent (including as to separate categories of Inventory or Equipment, as required by the Administrative Agent) by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations, liabilities and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof. For greater certainty, the Foreign Obligations and the U.S. Obligations form part of the Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning assigned to such term in Section 2.05(a).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment Conditions” means, at any applicable time of determination with respect to a specified transaction, event, or payment, that (a) no Event of Default then exists or would arise as a result of the entering into of such transaction, the occurrence of such event, or the making of such payment, and (b) (i) immediately prior to such transaction, the occurrence of such event, or such payment and (ii) on a Pro Forma Basis and, with respect to the calculation of Availability, after giving effect to such transaction, the occurrence of such event, or payment and any incurrence or repayment of Indebtedness in connection therewith, either clause (A) or (B) below is satisfied:

(A)               Availability is greater than the Applicable Trigger Amount (Level IV); or

(B)               (I) Availability is greater than the Applicable Trigger Amount (Level II), and (II) the Fixed Charge Coverage Ratio for the most recently ended four Fiscal Quarter period for which financial statements have been, or have been required to be, delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) is at least 1.15 to 1.0;

provided that, in each case, the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate, a reasonably detailed calculation of such Availability with respect thereto, and, if applicable, the Fixed Charge Coverage Ratio.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by a Loan Party or a Subsidiary of a Loan Party in a transaction that satisfies each of the following requirements:

(a)               with respect to any proposed Permitted Acquisition involving a purchase price consideration (including, without limitation, the amount of net indebtedness assumed, purchase price adjustments and monetary obligations of the type specified in Section 6.01(p)) in excess of $5,000,000, Administrative Agent shall have received at least fifteen (15) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(b)               such proposed Permitted Acquisition shall only involve assets comprising a business, or those assets of a business, of, or similar to, the types engaged in by Borrowers as of the Effective Date, and which business would not subject Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

(c)               such proposed Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(d)               both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except that any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects only as of such specified date, and any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects) and no Event of Default exists, will exist, or would result therefrom;

(e)                concurrently with delivery of the notice referred to in clause (a) above, with respect to any proposed Permitted Acquisition involving a purchase price consideration (including, without limitation, the amount of net indebtedness assumed, purchase price adjustments and monetary obligations of the type specified in Section 6.01(p)) in excess of $15,000,000, the Borrower Representative shall have delivered to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent:

(i)                  a pro forma consolidated balance sheet, income statement and cash flow statement of Borrowers and their respective Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrowers and their respective Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith;

(ii)                 updated versions of the most recently delivered projected financial statements (in form and substance reasonably satisfactory to the Administrative Agent) covering the 1-year period commencing on the date of such Permitted Acquisition (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Administrative Agent, taking into account such Permitted Acquisition; and

(iii)               a certificate of a Financial Officer of each Borrower (A) certifying that (w) each Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against each other Subsidiary of each Borrower) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Borrowers (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Borrowers subsequent to the date thereof based upon the historical performance of Borrowers and the Target and show that Borrowers shall continue to be in compliance with the Fixed Charge Coverage Ratio for the three (3) year period thereafter (assuming a Financial Covenant Period is in effect for the entire duration of such period); and (z) Borrowers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Administrative Agent and Lenders and (B) setting forth pro forma calculations demonstrating compliance with each of the applicable requirements set forth in clauses (g) – (i) below (in form and substance reasonably satisfactory to the Administrative Agent);

(f)                 Administrative Agent shall have received copies of the acquisition agreement and all other material documents relating thereto in final draft form a reasonable time prior to the date of such Permitted Acquisition and final executed copies delivered within ten (10) days following the date of such proposed Permitted Acquisition;

(g)               with respect to any proposed Permitted Acquisition involving a purchase price consideration (including, without limitation, the amount of net indebtedness assumed, purchase price adjustments and monetary obligations of the type specified in Section 6.01(p)) less than or equal to $25,000,000, Availability (on a pro forma basis after giving effect to such Permitted Acquisition (including all Loans and other extensions of credit made in connection therewith)) (x) for a period of thirty (30) consecutive days immediately prior to such Permitted

Acquisition and (y) on a projected basis for a period of thirty (30) consecutive days after giving effect thereto, shall be greater than or equal to the Applicable Trigger Amount (Level I);

(h)               with respect to any proposed Permitted Acquisition involving a purchase price consideration (including, without limitation, the amount of net indebtedness assumed, purchase price adjustments and monetary obligations of the type specified in Section 6.01(p)) greater than $25,000,000 but less than or equal to $50,000,000, Availability (on a pro forma basis after giving effect to such Permitted Acquisition (including all Loans and other extensions of credit made in connection therewith)) (x) for a period of thirty (30) consecutive days immediately prior to such Permitted Acquisition and (y) on a projected basis for a period of thirty (30) consecutive days after giving effect thereto, shall be greater than or equal to the Applicable Trigger Amount (Level IV);

(i)                 with respect to any proposed Permitted Acquisition involving a purchase price consideration (including, without limitation, the amount of net indebtedness assumed, purchase price adjustments and monetary obligations of the type specified in Section 6.01(p)) greater than $50,000,000, (i) Availability (on a pro forma basis after giving effect to such Permitted Acquisition (including all Loans and other extensions of credit made in connection therewith)) (x) for a period of thirty (30) consecutive days immediately prior to such Permitted Acquisition and (y) on a projected basis for a period of thirty (30) consecutive days after giving effect thereto, shall be greater than or equal to the Applicable Trigger Amount (Level IV) and (y) the Fixed Charge Coverage Ratio for the most recently ended four Fiscal Quarter period for which financial statements have been, or have been required to be, delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) is at least 1.15 to 1.0;

(j)                  if such Acquisition is an acquisition of the Equity Interests of a Target, such Acquisition is structured so that the acquired Person shall become a direct or indirect Subsidiary of a Borrower and, subject to any exception expressly set forth in Section 5.14, a Loan Party pursuant to the terms of this Agreement;

(k)                if such Acquisition is an acquisition of assets, such Acquisition is structured so that a Borrower or a Subsidiary of a Borrower shall acquire such assets; and

(l)                any investments made by any Loan Party or any Subsidiary in any other Loan Party, Subsidiary or joint venture in connection with any such proposed Permitted Acquisition shall otherwise be permitted pursuant to Section 6.04 (other than, for the avoidance of any doubt, Section 6.04(i)).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)                Liens for taxes or assessments or other governmental charges not yet due and payable or which are being contested in accordance with Section 5.04;

(b)               pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA or the Pension Benefits Act (Ontario) or other equivalent provincial legislation);

(c)                pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Loan Party is a party as lessee made in the ordinary course of business;

(d)               carriers’, warehousemen’s, suppliers', materialmen’s, repairmen’s and other like Liens imposed by any Requirement of Law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(e)                Liens arising from precautionary UCC financing statement filings (or similar filings under any Requirement of Law) regarding operating leases;

(f)                deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Loan Party is a party;

(g)               any attachment or judgment lien not constituting an Event of Default under clause (k) of Article VII;

(h)               zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate;

(i)                  liens on the Company’s publicly-held stock which is held in trust for the Company’s ESOP;

(j)                 the interests of lessors or sublessors under operating leases and non-exclusive licensors or sublicensors under license agreements;

(k)                Liens or rights of setoff against credit balances of the Company or any Subsidiary with credit card issuers or credit card processors to secure obligations of the Company or such Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks;

(l)                  Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(m)               Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties or their Subsidiaries in the ordinary course of business;

(n)               possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of investments and cash equivalents, provided that such liens (i) attach only to such investments and (ii) secure any obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such investments and not any obligation in connection with margin financing;

(o)               customary restrictions on subletting and assignments thereof contained in leases not otherwise prohibited hereunder;

(p)               Liens in favor of consignors of inventory and proceeds (other than Accounts) thereof consigned by such consignors to a Borrower or a Subsidiary thereof, in each case granted in the ordinary course of business and with prior written consent of the Administrative Agent, which consent may, at the Administrative Agent’s Permitted Discretion, be conditioned upon the execution of an intercreditor agreement between the consignor and the Administrative Agent;

(q)               security given to a public utility of any Governmental Authority when required by the utility or authority in connection with the operations of a Loan Party in the ordinary course; and

(r)                deemed trust Liens for contributions, to Canadian Pension Plans, that are not due under the Pension Benefits Act (Ontario).

provided that the term “Permitted Encumbrances” shall not include any Lien securing Funded Debt.

“Permitted Overnight Investments” means:

(a)               direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S. or Canada), in each case maturing within one year from the date of acquisition thereof;

(b)               investments in commercial paper maturing within six months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least “P2” or the equivalent thereof from S&P or of at least “A2” or the equivalent thereof from Moody’s;

(c)                investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S., Canada or any State or province thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)               money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PPSA” means the Personal Property Security Act (Ontario) or such other applicable legislation in effect from time to time in such other jurisdiction in Canada (including the Civil Code (Quebec)) for purposes of the provisions hereof relating to perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” means (a) the sale, lease, conveyance or other disposition of assets other than (i) assets sold, leased, conveyed or otherwise disposed of which have a fair market value of less than $1,000,000 in the aggregate in any Fiscal Year, (ii) sales or other dispositions of assets expressly permitted under Section 6.05(a) and (g), and (iii) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection; and (iv) any Sale and Leaseback Transaction of Real Estate permitted by Section 6.06, and (b) the sale or transfer by any Loan Party of any Equity Interest issued by any Subsidiary of any Loan Party and held by such transferor Person (other than (x) a sale or disposition to any Loan Party and (y) a sale or disposition of any Equity Interest issued by any Immaterial Subsidiary of any Loan Party).

“Prime Rate” means (a) for the purpose of all ABR Loans other than U.S. Dollar denominated Canadian Loans, the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal offices in New York City, and (b) for the purpose of U.S. Dollar denominated Canadian Loans, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., Toronto Branch, as its U.S. “base rate” for U.S. Dollar denominated commercial loans.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Claims” means all liabilities and obligations of any Foreign Loan Party secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to, or pari passu with, the Liens granted to the Administrative Agent to secure the Foreign Secured Obligations, including, (a) any such amounts due and not paid for wages or vacation pay (including amounts protected by the Wage Earner Protection Program Act (Canada)), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due with respect to Taxes including amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property); and (b) (i) all amounts currently or past due and not yet contributed, remitted or paid to or under any Canadian Pension Plan or under the Canada Pension Plan, the Quebec Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation, and (ii) any solvency deficiency or wind-up deficiency with respect to Canadian Defined Benefit Plans.

“Pro Forma Basis” means, as of any day of determination and for the calculation of a specified financial ratio or financial term, the calculation thereof after giving effect on a pro forma basis to the occurrence of any applicable Pro Forma Event, in each case, using, for purposes of making such computation, the consolidated financial statements of the Company and its Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets acquired or to be acquired, or disposed or to be disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Indebtedness or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

“Pro Forma Event” means any event that requires the satisfaction of the Payment Conditions to be permitted under this Agreement.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Finance Act (Canada), as amended.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Public-Sider” means a Lender whose representatives may trade in securities of the Company or its controlling Person or any of its Subsidiaries while in possession of the financial statements provided by the Company under the terms of this Agreement.

“Qualified Counterparties” means each Administrative Agent, each Lender and each Affiliate of a Lender.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Raw Materials NOLV Rate” means the rate set forth as the Net Orderly Liquidation Value of, as applicable, Eligible Canadian Inventory or Eligible U.S. Inventory consisting of raw materials (including cores Inventory).

“Real Estate” shall mean all real property owned or leased by the Company and its Subsidiaries.

“Receivables Advance Rate” means at any time, as elected by Borrower Representative in each Borrowing Base Certificate delivered on each Borrowing Base Reporting Date in accordance with the terms hereof:

(a)               a rate equal to the product of (i) 85% and (ii) the Finished Goods NOLV Rate; or

(b)               a rate equal to 85% less the applicable Dilution Reserve.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any Hazardous Material into the environment.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, (a) at any time there shall be two (2) or more Lenders (other than Defaulting Lenders), at least two (2) Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time and (b) at any other time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any federal, state, local, foreign, multinational or international statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for Prior Claims, volatility reserves, reserves for rent and charges at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s rent and charges, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Agreement Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.  Reserves shall not duplicate the exclusionary criteria set forth in the definitions of Eligible U.S. Accounts, Eligible U.S. Equipment, Eligible U.S. Inventory, Eligible Canadian Accounts, Eligible Canadian Equipment, Eligible Canadian Inventory or Eligible Real Property, as applicable (and vice versa) or other factors reflected in the determination of the Borrowing Base.  The Administrative Agent shall endeavor to notify Borrower Representative at or before the time any Reserve in a material amount is to be established or increased, provided that (x) in no event shall any failure of the Administrative Agent to so notify the Borrower Representative be a breach of this Agreement and (y) any such failure to so notify shall not cause such establishment or increase of a reserve to be ineffective.

“Restricted Payment” means, with respect to any Loan Party or its Subsidiaries (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Equity Interests; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Person’s Equity Interests or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of such Person now or hereafter outstanding; (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person’s Equity Interests or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (e) any loan, contribution, or other transfer of funds or other property to any stockholder of such Person who has filed Form 13-G other than (i) payment of compensation in the ordinary course of business to stockholders who have filled a Form 13-G and who are employees of or consultants to such Person and (ii) payment of trade payables incurred in the ordinary course of such Loan Party’s business; and (f) any payment of management fees (or other fees of a similar nature) by such Person to any stockholder of such Person or its Affiliates.

“Revaluation Date” means (a) with respect to any Loan denominated in Canadian Dollars, each of the following: (i) each date of a Borrowing, (ii) each date of a continuation of such Loan pursuant to Section 2.08, (iii) the date any Borrowing Base Certificate is delivered, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require, and (b) with respect to any Letter of Credit denominated in Canadian Dollars, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Bank under such Letter of Credit, (iv) the date any Borrowing Base Certificate is delivered and (v) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and LC Exposure, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances and Protective Advances outstanding at such time.

“Revolving Exposure Limitations” means, after giving effect to any Revolving Loan or the issuance, amendment, renewal or extension of any Letter of Credit hereunder:

(a)               each Lender’s Revolving Exposure shall not exceed such Lender’s Commitment;

(b)               the Aggregate Credit Exposure shall not exceed the lesser of (x) the Aggregate Commitments and (y) the Aggregate Borrowing Base;

(c)               the Aggregate U.S. Revolving Exposure shall not exceed the U.S. Borrowing Base;

(d)               the sum of (A) the Aggregate U.S. Revolving Exposure plus (B) the Canadian Over-Usage Amount (if any), shall not exceed the U.S. Borrowing Base;

(e)               the Aggregate Canadian Revolving Exposure shall not exceed the Canadian Sublimit; and

(f)	Availability shall not be less than zero ($0).

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory, which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) a Canadian Blocked Person, (c) any Person operating, organized or resident in a Sanctioned Country or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or (c) the government of Canada pursuant to Canadian Economic Sanctions and Export Control Laws.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means, collectively, all U.S. Secured Obligations and all Foreign Secured Obligations.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) Qualified Counterparties to whom any Banking Services Obligations are owing, (e) Qualified Counterparties to whom Swap Agreement Obligations constituting Secured Obligations hereunder are owing, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreements” means the U.S. Security Agreement, any Canadian Security Agreement, and any other pledge, security agreement or deed of hypothec entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Specified Debt Transaction” means (a) any Sale and Leaseback Transaction permitted by Section 6.06(b) or Section 6.06(c) or (b) any financing transaction collateralized solely by a Loan Party or its Subsidiary’s Equipment or Real Estate, provided that, in the case of clause (b), the Administrative Agent and its agents shall be granted a license (by the holders of such Indebtedness) to access and use all Equipment, Real Estate, leaseholds and Fixtures of such Loan Party or Subsidiary securing such Specified Debt Transaction, in connection with the exercise of remedies with respect to, or the sale or other disposition of, the Collateral securing the Secured Obligations.

“Specified Event of Default” means any Event of Default that shall exist under clauses (a), (b), (h), or (i) of Article VII.

“Solvent” means, with respect to each Loan Party (i) the fair value of the assets of such Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) no such Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date, and (v) as to any such Loan Party that is incorporated or organized under the laws of the Canada or any province or territory of Canada, that such Person is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada).

“Spot Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for U.S. Dollars at approximately 11:00 a.m., New York City time, on such date (the “Applicable Quotation Date”); provided that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., New York City time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two (2) Business Days later.

“SMP HK” means Standard Motor Products (Hong Kong), Ltd., a Hong Kong corporation.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate Dollar Amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Standby LC Exposure of an Issuing Bank (in its capacity as such) shall be the Standby LC Exposure in respect of standby Letters of Credit issued by such Issuing Bank.  The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

“Statements” has the meaning assigned to such term in Section 2.18(g).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated in right of payment to the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held , or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent other than Foshan GWOYNG SMP Vehicle Climate Control & Cooling Products Co. Ltd. so long as the Borrowers and their Subsidiaries own 50% or less of the Equity Interests of such Person and do not control the day to day affairs of such Person.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Target” has the meaning specified in the definition of the term Acquisition.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event”  means (a) the withdrawal of a Loan Party or any other Subsidiary from a Canadian MEPP which contains a “defined benefit provision” as defined in Section 147.1 of the ITA during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Defined Benefit Plan or the filing of an amendment with the applicable Governmental Authority which terminates a Canadian Defined Benefit Plan, in whole or in part, or the treatment of an amendment as a termination or partial termination of a Canadian Defined Benefit Plan; or (c) the institution of proceedings by any Governmental Authority to terminate a Canadian Defined Benefit Plan in whole or in part or have a replacement administrator or trustee appointed to administer a Canadian Defined Benefit Plan; or (d) any other event or condition or declaration or application which might constitute grounds for the termination or winding up of a Canadian Defined Benefit Plan, in whole or in part, or the appointment by any Governmental Authority of a replacement administrator or trustee to administer a Canadian Defined Benefit Plan.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the CDOR Rate, the Alternate Base Rate or the Canadian Prime Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Pension Liability” means, at a point in time, the excess of a Canadian Defined Benefit Plan’s benefit liabilities, over the current value of that Canadian Defined Benefit Plan’s assets, determined in accordance with the assumptions used for funding the Canadian Defined Benefit Plan pursuant to applicable laws for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the Pension Benefits Act (Ontario) or other equivalent provincial legislation.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured

Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” or “United States” means the United States of America.

“U.S. Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“U.S. Borrowing Base” means, at any time, the sum of:

(a)               an amount equal to the product of the applicable Receivables Advance Rate multiplied by the book value of the  Eligible U.S. Accounts, plus

(b)               an amount equal to the lesser of (i) 65% of the book value of Eligible U.S. Inventory valued at the lower of cost (determined on a first in, first out basis) or market; or (ii) 85% times the sum of (x) the product of the Finished Goods NOLV Rate times Eligible U.S. Inventory consisting of finished goods, and (y) the product of the Raw Materials NOLV Rate times Eligible U.S. Inventory consisting of raw materials (including cores Inventory), with the value of the components of Eligible U.S. Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market, plus

(c)	the U.S. Fixed Asset Component, minus

(d)	without duplication, applicable Reserves.

Subject to the provisions hereof expressly permitting the Administrative Agent to adjust Reserves and adjust any of the eligibility criteria (or to establish new eligibility criteria) with respect to assets included in the determination of the U.S. Borrowing Base, the U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(k)).  The Administrative Agent may, in its Permitted Discretion, in addition to the foregoing, reduce the advance rates set forth above during the continuation of an Event of Default.

“U.S. Collateral” means any and all property owned, leased or operated by a U.S. Loan Party covered by the Collateral Documents and any and all other property of any U.S. Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Secured Obligations.

“U.S. Collection Account” shall have the meaning assigned to such term in the U.S. Security Agreement.

“U.S. Dollar”, “Dollars” or “$”means the lawful money of the United States of America.

“U.S. Facility” means, collectively, the extensions of credit made available to the U.S. Borrower under the Commitments.

“U.S. Fixed Asset Component” means, at the time of any determination (a) prior to the U.S. Fixed Asset Effective Date, an amount equal to zero ($0) and (b) on or after the U.S. Fixed Asset Effective Date, an amount equal to the lesser of (i) the result of (A) 50% of the Value of the U.S. Borrower’s Eligible Real Property plus (B) 85% of the Net Orderly Liquidation Value of Eligible U.S. Equipment minus (C) the sum of (1) Reserves established by the Administrative Agent in its Permitted Discretion and (2) the aggregate amount of Fixed Asset Amortization attributable to Eligible Real Property and Eligible U.S. Equipment included in the determination of clauses (A) and (B) above, and (ii) the result of (A) $50,000,000 minus (B) the Canadian Fixed Asset Component.

“U.S. Fixed Asset Effective Date” means the first date that (a) the Administrative Agent shall have received (i) a U.S. Fixed Asset Election, (ii) satisfactory results of field exams and appraisals with respect to Real Estate and Equipment to be included in the determination of the U.S. Fixed Asset Component, in each case setting forth the Value or Net Orderly Liquidation Value, as applicable, with respect to such Real Estate and Equipment in accordance with the requirements of this Agreement, and (iii) a Borrowing Base Certificate reflecting a calculation of the U.S. Fixed Asset Component (including the Eligible Real Property and/or Eligible U.S. Equipment included in the determination thereof), and (b) each of the eligibility criteria set forth in the definition of “Eligible Real Property” and/or “Eligible U.S. Equipment” shall be satisfied with respect to the Real Estate and Equipment included in the determination of the U.S. Fixed Asset Component (including, without limitation, any such requirement to maintain a first priority perfected Lien on such Collateral in favor of the Administrative Agent).

“U.S. Fixed Asset Election” means the election of the Borrowers (at their sole discretion) to have Real Estate and Equipment of the U.S. Borrower included in the determination of the U.S. Fixed Asset Component, as set forth in a written notice (reasonably acceptable to the Administrative Agent) of the Borrower Representative addressed to the Administrative Agent and the Lenders.

“U.S. Guaranteed Obligations” has the meaning set forth in Section 10.01(a).

“U.S. Guarantor” means each Domestic Subsidiary of the U.S. Borrower that is listed on the signature pages hereto as a Guarantor or that becomes a party hereto as a Guarantor pursuant to Section 5.14 and, shall include, solely for purposes of the Guarantee of the U.S. Guaranteed Obligations, the U.S. Borrower.

“U.S. Guaranty” has the meaning assigned to such term in Section 10.01(a).

“U.S. Loan Parties” means the U.S. Borrower and the U.S. Guarantors.

“U.S. Obligations” means all Obligations of the U.S. Borrower and the other U.S. Loan Parties, and shall include without limitation, all unpaid principal of and accrued and unpaid interest on the Loans of the U.S. Borrower, all guaranty obligations of the U.S. Loan Parties to the Lenders or to any Lender, the Administrative Agent or any other Secured Party in connection with Loans made and other obligations owing by the Borrowers, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the U.S. Loan Parties and their Domestic Subsidiaries to the Lenders or to any Lender, the Administrative Agent, any other Secured Party or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred in each case under this Agreement or any of the other Loan Documents or in respect of any of the Loans made to Borrowers or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof by the Borrowers.

“U.S. Overadvance” means any Overadvance made to or for the benefit of the U.S. Borrower.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Protective Advance” means a Protective Advance made to, on behalf of or in respect of the U.S. Borrower.

“U.S. Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s U.S. Revolving Loans, and LC Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of U.S. Overadvances and U.S. Protective Advances outstanding at such time.

“U.S. Revolving Loan” means a Revolving Loan made by the Lenders to the U.S. Borrower.

“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations of the U.S. Borrower or any Domestic Subsidiary; and (b) Swap Agreement Obligations of the U.S. Borrower or any Domestic Subsidiary; provided that Excluded Swap Obligations with respect to any Loan Party shall not be U.S. Secured Obligations of such Loan Party.

“U.S. Security Agreement” means that certain Security Agreement, dated as of the Effective Date, among the U.S. Loan Parties and the Administrative Agent, and, as the context requires, any other pledge or security agreement entered into, after the Effective Date by any other U.S. Loan Party, or any other Person, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Value” means with respect to any Eligible Real Property, its fair market value determined in accordance with the then most recent appraisal of Real Estate, in form and substance acceptable to the Administrative Agent performed by an appraiser acceptable to the Administrative Agent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “U.S. Revolving Loan” or a “Canadian Revolving Loan”) or by Type (e.g., a “Eurodollar Loan” or “CDOR Loan”) or by Class and Type (e.g., a “Eurodollar U.S. Revolving Loan” or “CDOR Canadian Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “U.S. Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar U.S. Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (m) “priority” shall be deemed to include “rank” or “prior claim”, as applicable, (n) “beneficial ownership” shall be deemed to include “ownership”, (o) “valid leasehold interest” shall be deemed to include “valid lease”, (p) “lease” shall be deemed to include a “contract of leasing (crédi-bail)”, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” and a “fixture” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest”, “lien” and “mortgage” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, as applicable, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary.”

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change  in GAAP or in the application thereof  (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and the Borrower Representative, the Administrative Agent and the Lenders agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards

Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements referred to in Section 3.04(a)(i) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

SECTION 1.05.  Pro Forma Adjustments for Acquisitions and Dispositions.  To the extent any Borrower or any Subsidiary makes any acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business permitted by Section 6.05, during the period of four (4) Fiscal Quarters of the Borrowers most recently ended, the Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Borrower Representative), as if such acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.

SECTION 1.06.  Status of Obligations.  In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.  Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07.  Currency Translations; Change of Currency.

(a)               Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than Dollars shall be deemed to refer to the Dollar Amount thereof, as the case may be, and all certificates delivered under this Agreement shall express such calculations or determinations in Dollars or the Dollar Amount thereof, as the case may be.  Each requisite currency translation shall be based on the Spot Rate.

(b)               Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:  (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lenders; and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lenders.

(c)               If a change in any currency of a country occurs, this Agreement will, to the extent the Lenders reasonably determine necessary and in consultation with the Borrowers, be amended, to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein,

(a)               each Lender severally (and not jointly) agrees to make Revolving Loans in Dollars to the U.S. Borrower from time to time during the Availability Period in an aggregate principal amount up to such Lender’s Commitment, so long as each of the Revolving Exposure Limitations shall be satisfied (subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05); and

(b)               each Lender severally (and not jointly) agrees to make Revolving Loans in Dollars and Canadian Dollars to the Canadian Borrower from time to time during the Availability Period in an aggregate principal amount up to such Lender’s Canadian Revolving Sub-Commitment, so long as each of the Revolving Exposure Limitations shall be satisfied (subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05).

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Protective Advance and any Overadvance shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b)               Subject to Section 2.14, (i) each Borrowing under the U.S. Facility shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all such Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08, and (ii) each Borrowing under the Canadian Subfacility denominated in (x) Canadian Dollars shall be comprised entirely of either CDOR Loans or Canadian Prime Rate Loans and (y) Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans, provided that all Borrowings of Canadian Revolving Loans made on the Effective Date must be made in Canadian Dollars as Canadian Prime Rate Loans or in Dollars as ABR Loans but may be converted into CDOR Borrowings or Eurodollar Borrowings, as applicable, in accordance with Section 2.08.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)               At the commencement of each Interest Period for any Eurodollar Borrowing or CDOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 or Cdn$500,000, respectively, and not less than $1,000,000 or Cdn$1,000,000, respectively.  At the time that each ABR Borrowing and each Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 or Cdn$100,000, respectively, and not less than $500,000 or Cdn$500,000, respectively; provided that an ABR Borrowing or Canadian Prime Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or Canadian Sublimit, as applicable, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be, collectively, more than a total of eight (8) Eurodollar and CDOR Borrowings outstanding.

(d)                Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone not later than (a) in the case of a Eurodollar Borrowing or CDOR Borrowing, 10:00 a.m., Chicago time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of any Canadian Prime Rate Borrowing, 10:00 a.m., Chicago time, one (1) Business Days before the date of the proposed Borrowing and (c) in the case of an ABR Borrowing, 10:00 a.m., Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of such proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative

Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower Representative.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                 the name of the applicable Borrower(s) and whether such Borrowing is a U.S. Borrowing or Canadian Borrowing;

(ii)                the currency and aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii)              the date of such Borrowing, which shall be a Business Day;

(iv)              whether such Borrowing is to be an ABR Borrowing, Canadian Prime Rate Borrowing, a Eurodollar Borrowing or a CDOR Borrowing; and

(v)               in the case of a Eurodollar Borrowing or CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election of currency is specified with respect to a Borrowing under the Canadian Subfacility, any such Borrowing shall be deemed to be requested in Canadian Dollars.  If no election as to the Type of Borrowing is specified, then (A) a Borrowing of U.S. Revolving Loans shall be an ABR Borrowing and (B) a Borrowing of Canadian Revolving Loans (x) denominated (or deemed denominated) in Canadian Dollars shall be a Canadian Prime Rate Borrowing and (y) denominated in Dollars shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing or CDOR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Protective Advances.  (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the U.S. Borrower or the Canadian Borrower, as applicable, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the applicable Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that (A) the aggregate principal amount of outstanding Protective Advances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding principal amount of Overadvances, 10% of the Aggregate Commitments then in effect and (B)  no Protective Advance shall be made if after giving effect thereto, any Lender’s Revolving

Exposure shall exceed such Lender’s Commitment.  Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the applicable Collateral and shall constitute Obligations hereunder.  All Protective Advances shall be ABR Borrowings (if in Dollars) or Canadian Prime Rate Borrowings (if in Canadian Dollars), as applicable.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  At any time the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance.  At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b)            Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05.  Overadvances.

(a)               Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Lenders, in amounts that exceed, as applicable, the Aggregate Borrowing Base, the U.S. Borrowing Base or the Canadian Borrowing Base (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, (i) no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance, (ii) that the aggregate amount of outstanding Overadvances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding amount of Protective Advances then outstanding, 10% of the Aggregate Commitments then in effect and (iii)no Overadvance shall be made if after giving effect thereto, any Lender’s Revolving Exposure shall exceed such Lender’s Commitment.  Overadvances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied.  All Overadvances in U.S. Dollars shall be ABR Borrowings and all Overadvances in Canadian Dollars shall be Canadian Prime Rate Borrowings  (or, in the case of Protective Advances to the Canadian Borrower in Dollars, Eurodollar Borrowings).  Each applicable Borrower shall be required to repay each Overadvance no later than the 30th day after the date of the making thereof.  The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(b)               Upon the making of an Overadvance (whether before or after the occurrence of a Default and regardless of whether a settlement has been requested with respect to such or Overadvance), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage.  The Administrative Agent may, at any time, require the Lenders to fund their participations.  From and after the date, if any, on which any Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Overadvance.

SECTION 2.06.  Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit denominated in Dollars or Canadian Dollars for its own account or for the account of another Borrower as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated or indemnified for hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b)               Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank and the Administrative Agent) to the Issuing Bank and the Administrative Agent (prior to 10:00 a.m., Chicago time, at least three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension (or such later time or date as to which the Administrative Agent and the relevant Issuing Bank may agree)) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $15,000,000, and (ii) the Borrowers are in compliance with each of the Revolving Exposure Limitations.  Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit.  Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower Representative may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith.  Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

(c)               Expiration Date.  Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date (or such later date as to which the Administrative Agent and the relevant Issuing Bank may agree).

(d)               Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay in U.S. Dollars to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of the Dollar Amount of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars an amount equal to the Dollar Amount of such LC Disbursement (i) not later than 11:00 a.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Chicago time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Chicago time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount (or, with respect to a Letter of Credit denominated in Canadian Dollars and issued for the account of the Canadian Borrower, a Canadian Prime Rate Borrowing in an equivalent amount) and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Canadian Prime Rate Borrowing, as the case may be.  If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Canadian Prime Rate Revolving Loans (as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f)               Obligations Absolute.  The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any such Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)               Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it.  Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative by telephone (confirmed by facsimile) of such demand for payment received by it and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)               Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the U.S. Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid Dollar Amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans or Canadian Prime Rate Revolving Loans (as applicable) and such interest shall be payable on the date when such reimbursement is due; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(g) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                Replacement of an Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                 Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, each Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of its LC Exposure as of such date plus accrued and unpaid interest thereon (it being acknowledged that the Canadian Borrower shall have no obligation to deposit cash collateral in connection with any LC Exposure attributable to the U.S. Borrower); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and each Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account.  Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Lenders), be applied to satisfy other Secured Obligations.  If the applicable Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(k)               Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank (other than Chase) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the U.S. Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)                 LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(m)              Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary (including, in the case of the Company, the Canadian Borrower) the applicable Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under all Letters of Credit issued as applicable thereof.  Each Borrower hereby acknowledges that the issuance of Letters of Credit requested by it for the account of a Subsidiary inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the business of such Subsidiary.

(n)                Existing Letters of Credit.  Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued for the account of the U.S. Borrower on the Effective Date for all purposes hereof  and of the other Loan Documents (whether or not the U.S. Borrower was the applicant with respect thereto or otherwise responsible for reimbursement obligations with respect thereto prior to the Effective Date).

(o)              Letters of Credit Independent.  The Borrowers acknowledge that the rights and obligations of each Issuing Bank under each Letter of Credit is independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between the Issuing Bank and such Borrower and between the Borrower and such Issuing Bank.

(p)               Applicability of ISP and UCP.  Unless otherwise expressly agreed by each Issuing Bank and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

SECTION 2.07.  Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the applicable Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b)               Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate (in the case of Dollar denominated amounts) or the Administrative Agent’s cost of funds (in the case of CAD denominated amounts) or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans (in the case of Dollar denominated amounts) or Canadian Prime Rate Loans (in the case of CAD denominated amounts).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing or CDOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or CDOR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Overadvances or Protective Advances, which may not be converted or continued.

(b)               To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative.  Notwithstanding any other provision of this Section, a Borrower shall not be permitted to change the currency of any Borrowing.

(c)                Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                 the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)              the currency of the initial Borrowing and whether the resulting Borrowing is to be an ABR Borrowing, Canadian Prime Rate Borrowing, a Eurodollar Borrowing or a CDOR Borrowing; and

(iv)              if the resulting Borrowing is a Eurodollar Borrowing or a CDOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or CDOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)               Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)               If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing or a CDOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of any Eurodollar Borrowing made under the U.S. Facility, such Borrowing shall be converted to an ABR Borrowing, (ii) in the case of any CDOR Borrowing, such Borrowing shall be converted to a Canadian Prime Rate Borrowing and (iii) in the case of any Eurodollar Borrowing made under the Canadian Subfacility, such Borrowing shall become due and payable on the last day of such Interest Period.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing or a CDOR Borrowing and (ii) unless repaid, (x) each Eurodollar Borrowing made under the U.S. Facility shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (y) each CDOR Borrowing made under the Canadian Subfacility shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto and (z) each Eurodollar Borrowing made under the Canadian Subfacility shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.  Termination and Reduction of Commitments; Increase in Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)               The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon and on any LC Exposure, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(c)               The Borrowers may from time to time reduce the Commitments or the Canadian Revolving Sub-Commitments; provided that (i) each reduction of (x) the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (y) the Canadian Revolving Sub-Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, (A) the Borrower would not be in compliance with each of the Revolving Exposure Limitations or (B) the Canadian Sublimit exceeds 10% of the Aggregate Commitments.

(d)              The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments (or, as applicable, the Canadian Revolving Sub-Commitments) under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments (or, as applicable, the Canadian Revolving Sub-Commitments) shall be permanent.  Each reduction of the Commitments (or, as applicable, the Canadian Revolving Sub-Commitments) shall be made ratably among the Lenders in accordance with their respective Commitments (or, as applicable, the Canadian Revolving Sub-Commitments).

(e)               The Borrowers shall have the right to increase the Aggregate Commitments by obtaining additional Commitments, either from one or more of the Lenders or, to the extent the then existing Lenders decline to provide the entire requested amount of such increase, other lending institutions, provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of three (3) such requests, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed $50,000,000, (iv) the Administrative Agent and each Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) have been satisfied.  Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f)                 Any amendment hereto to reflect the implementation of such increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment, subject only to the approval of all Lenders if any such increase or addition would cause the Commitments to exceed $300,000,000.  As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (except that any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects only as of such specified date, and any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), (2) no Default exists and (3) the Borrowers are in compliance (on a pro forma basis) with the covenant contained in Section 6.13 (whether or not a Financial Covenant Period is then in effect) and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.

(g)               On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii)  the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Aggregate Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan and CDOR Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.  Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.  (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earliest of the Maturity Date, the 30th day after such Overadvance is made and demand by the Administrative Agent.

(b)               At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the U.S. Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any U.S. Protective Advances and U.S. Overadvances that may be outstanding and any other U.S. Obligations that are then due and payable, pro rata, second to prepay the U.S. Revolving Loans, third to cash collateralize outstanding LC Exposure, fourth to prepay any Canadian Protective Advances and Canadian Overadvances that may be outstanding and any other Foreign Obligations that are then due and payable, pro rata, and fifth to prepay the Canadian Revolving Loans.  At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Canadian Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Canadian Protective Advances and Canadian Overadvances that may be outstanding and any other Foreign Obligations that are then due and payable, pro rata, second to prepay the Canadian Revolving Loans and third to cash collateralize outstanding LC Exposure owing by or for the account of any Foreign Loan Party.

(c)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)               The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)               The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)                Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.  Prepayment of Loans.  (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b)               Except for Overadvances permitted under Section 2.05, in the event and on each occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations (including following any Revaluation Date), the U.S. Borrower shall prepay U.S. Revolving Loans or, as applicable, the Canadian Borrower shall prepay Canadian Revolving Loans (or, if no such Loans are outstanding, the applicable Borrower shall cash collateralize outstanding Letters of Credit) in an aggregate amount that, after giving effect to such prepayments or cash collateralization the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c)                In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Subsidiary in respect of any Prepayment Event, the Borrowers shall, within three (3) Business Days after receipt of such Net Proceeds by any Loan Party or any Subsidiary, prepay Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to the amount by which all such Net Proceeds received by any Loan Party or any such Subsidiary during the Fiscal Year exceeded $2,500,000.  Notwithstanding the foregoing and provided no Event of Default has occurred and is continuing, if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate) within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, then either (i) so long as a Cash Dominion Period is not in effect, no prepayment shall be required pursuant to this paragraph in respect of the amount of Net Proceeds specified in such certificate or (ii) if a Cash Dominion Period is in effect, all such Net Proceeds shall be applied by the Administrative Agent to prepay the Obligations as set forth in Section 2.11(d); provided that, in any such case, to the extent any such Net Proceeds to be so reinvested have not been so applied by the end of such 180-day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied.

(d)               All Net Proceeds of a U.S. Loan Party or any Subsidiary thereof (other than a Foreign Loan Party) pursuant to Section 2.11(c) shall be applied, first to prepay any U.S. Protective Advances and U.S. Overadvances that may be outstanding and any other U.S. Obligations that are then due and payable, pro rata, second to prepay the U.S. Revolving Loans, third to cash collateralize outstanding LC Exposure, fourth to prepay any Canadian Protective Advances and Canadian Overadvances that may be outstanding and any other Foreign Obligations that are then due and payable, pro rata, and fifth to prepay the Canadian Revolving Loans.  All Net Proceeds of a Foreign Loan Party or any Subsidiary thereof (other than a U.S. Loan Party) pursuant to Section 2.11(c) shall be applied, first to prepay any Canadian Protective Advances and Canadian Overadvances that may be outstanding and any other Foreign Obligations that are then due and payable, pro rata, second to prepay the Canadian Revolving Loans, and third, to cash collateralize outstanding LC Exposure owing by or for the account of any Foreign Loan Party.

(e)                The Borrower Representative shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder not later than (i) 10:00 a.m., Chicago time, (A) in the case of prepayment of a Eurodollar Borrowing or CDOR Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing or a Canadian Prime Rate Borrowing, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12.  Fees.  (a) The U.S. Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender a commitment fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the Available Commitment during the period from and including the Effective Date to but excluding the date on which the Commitments terminate.  Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed, (including the first day but excluding the last day).

(b)               The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum (or such lower amount as may be agreed by the Issuing Bank and the Borrower Representative) on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)               The U.S. Borrower agrees to pay to the Administrative Agent and the Bookrunner, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the U.S. Borrower, the Administrative Agent and the Bookrunner.

(d)               All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)               The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)               The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(d)               The Loans comprising each CDOR Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e)                Each U.S. Protective Advance and each U.S. Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate plus 2%.

(f)                 Each Canadian Protective Advance and each Canadian Overadvance shall (i) if denominated in Dollars, bear interest at the Alternate Base Rate plus the Applicable Rate plus 2%, and (ii) if denominated in Canadian Dollars, bear interest at the Canadian Prime Rate plus the Applicable Rate plus 2%.

(g)               Notwithstanding the foregoing, during the occurrence and continuance of a Specified Event of Default, all amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of any Loan, at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, at 2% plus the rate of interest otherwise applicable to ABR Borrowings.

(h)               Accrued interest on each Loan (for ABR Loans and Canadian Prime Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each

Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (g) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or CDOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(i)                 All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate, CDOR Rate and the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Canadian Prime Rate, Adjusted LIBO Rate, LIBO Rate or CDOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent to a rate calculated by multiplying the stated rate by the actual number of days in the year (365 or 366, as applicable) and dividing by the number of days in the shorter period (360 days, in the example).

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing or CDOR Borrowing:

(a)                the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining, (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate, the LIBO Rate or the CDOR Rate, as applicable, for such Interest Period; or

(b)               the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate or the CDOR Rate, as applicable, for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans  included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing or CDOR Borrowing shall be ineffective and any such Eurodollar Borrowing or CDOR Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing or CDOR Borrowing, such Borrowing shall be made as an ABR Borrowing or Canadian Prime Rate Borrowing, as applicable (and no Dollar denominated Loans shall be made available under the Canadian Subfacility).

SECTION 2.15.  Increased Costs.  (a) If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)                impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)              subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)               If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)               A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  Such certificate shall be in reasonable detail reflecting the amount or amounts necessary to compensate such Lender or the

Issuing Bank or its holding company, as the case may be.  The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)               Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan or CDOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or CDOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan or CDOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan or CDOR Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Rate, as applicable, that would have been applicable to such Eurodollar Loan or CDOR Loan, as applicable, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the eurodollar or Canadian interbank market, as the case may be.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.  Withholding of Taxes; Gross-Up.  (a) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)                Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)               Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)               Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan

Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)                 Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)               any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form

W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)                to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)                any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)               if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g)               Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)               Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                 Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18.  Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due, in immediately available funds, without set‑off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois (or as otherwise directed by the Administrative Agent), except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan shall, except as otherwise expressly provided herein, be made in the currency of such Loan and all payments in respect of LC Disbursements and all other payments hereunder and under each other Loan Document shall be made in Dollars.

(b)               Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when a Cash Dominion Period is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall:

(1)            with respect to proceeds of Collateral of U.S. Loan Parties, be applied ratably: first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Bank from the U.S. Loan Parties (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnification or expense reimbursements then due to the Lenders from the U.S. Loan Parties (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the U.S. Protective Advances and U.S. Overadvances ratably, fourth, to pay the principal of the U.S. Protective Advances and U.S. Overadvances ratably, fifth, to pay interest then due and payable on the U.S. Revolving Loans (other than the U.S. Protective Advances and U.S. Overadvances) ratably, sixth, to pay or prepay principal on the U.S. Revolving Loans (other than the U.S. Protective Advances and U.S. Overadvances) and unreimbursed LC Disbursements owing by the U.S. Loan Parties, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing from U.S. Loan Parties with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, ninth, to the payment of any other U.S. Secured Obligation due to the Administrative Agent or any Secured Party by the U.S. Loan Parties and tenth to make payments under the U.S. Guaranty in respect of the Foreign Secured Obligation in the manner, and in such order, as set forth in Section 2.18(b)(2).  Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

(2)            with respect to proceeds of Collateral of Foreign Loan Parties and proceeds of Collateral of U.S. Loan Parties (utilized to satisfy obligations under the U.S. Guaranty in respect of the Foreign Secured Obligation), be applied ratably: first, to pay any fees, indemnities, or expense reimbursements owing then due to the Administrative Agent and the Issuing Bank by the Foreign Loan Parties (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnification or expense reimbursements then due to the Lenders from the Foreign Loan Parties (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Canadian Protective Advances and Canadian Overadvances ratably, fourth, to pay the principal of the Canadian Protective Advances and Canadian Overadvances ratably, fifth, to pay interest then due and payable on the Canadian Revolving Loans (other than the Canadian Protective Advances and Canadian Overadvances) ratably, sixth, to pay or prepay principal on the Canadian Revolving Loans (other than the Canadian Protective Advances and Canadian Overadvances) and unreimbursed LC Disbursements owing by, or for the account of, the Foreign Loan Parties, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure of the Foreign Loan Parties, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing from Foreign Loan Parties with respect to Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to

Section 2.22, and ninth, to the payment of any other Foreign Secured Obligation due to the Administrative Agent or any Secured Party by the Foreign Loan Parties.

Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class or a CDOR Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans of the same Class and, in any such event, the applicable Borrowers shall pay the break funding payment required in accordance with Section 2.16.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.  For greater certainty, and notwithstanding any other term of any Loan Documents to the contrary, no proceeds of Collateral of the Foreign Loan Parties shall be used to satisfy any U.S. Secured Obligations.

(c)                At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent, provided amounts from any Foreign Loan Party shall only be applied to pay Foreign Secured Obligations.  Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees owing by such Borrower (or in the case of the U.S. Borrower, owing by either Borrower) as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested by the relevant Borrower pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of such Borrower maintained with the Administrative Agent for each payment of principal, interest and fees owing by such Borrower (or in the case of the U.S. Borrower, owing by either Borrower) as it becomes due hereunder or any other amount due under the Loan Documents.

(d)               If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)                Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                 If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder.  Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(g)                The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”).

The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience.  Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations.  If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default; provided that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.

(a)                If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) in the reasonable judgment of such Lender would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)               such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)               if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)                all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Commitment;

(ii)               if the reallocation described in clause (i) above cannot, or can only partially, be effected, the U.S. Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)              if the U.S. Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)              if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and

2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)               if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)               so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the U.S. Borrower in accordance with Section 2.20(c), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Bank to defease any risk  to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower Representative and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.  Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender.  The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22.  Banking Services and Swap Agreements.  Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent).  In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, following the end of each calendar month, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations.  The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).

ARTICLE III

Representations and Warranties.

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Each Loan Party and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for (x) filings necessary to perfect Liens created pursuant to the Loan Documents and (y) customary disclosure filings with the SEC to be made by the Company promptly following the Effective Date, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary (other than payments of existing Indebtedness to be made on the Effective Date), and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Effect.  (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended December 31, 2014, reported on by KPMG LLP, and (ii) as of and for the Fiscal Month and the portion of the Fiscal Year ended August 31, 2015, certified by a Financial Officer of the Company.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)                No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2014.

SECTION 3.05.  Properties.  (a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party other than (i) unimproved parking lots or (ii) sales offices which do not maintain the books and records relating to any assets included in the determination of the Borrowing Base or Collateral with a value in excess of $25,000.  Each of the leases and subleases relating to the Loan Parties’ leasehold interest in such facilities described above is valid and enforceable in accordance with its terms and is in full force and effect, and no material default by any Loan Party, or to the knowledge of any Loan Party, any other party to any such lease or sublease exists.  Each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)            Each Loan Party and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of their respective businesses, without conflict with the rights of any other Person.  Except as could not reasonably be expected to result in a Material Adverse Effect, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Loan Parties or any Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.06.  Litigation.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b)               Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements; No Default.  Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) all Requirement of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property.  No Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each Loan Party and each Subsidiary has timely filed or caused to be filed all federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No tax liens have been filed. No claims are being presently asserted with respect to any delinquent Taxes that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each Loan Party and each of its respective Subsidiaries has withheld all employee withholdings and has made all employer contributions to be withheld and made by it pursuant to applicable law on account of the Canadian Pension Plans and the Canada Benefit Plans, employment insurance and employee income taxes, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

SECTION 3.10.  ERISA; Canadian Pension Plans.

(a)                No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b)               Schedule 3.10 lists as of the Effective Date all Canadian Benefit Plans and Canadian Pension Plans currently maintained or contributed to by the Loan Parties and their Subsidiaries.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, as of the Effective Date, the Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), (ii) all employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws, and (iii) there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  To the knowledge of the Borrower Representative, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under applicable laws.  No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect, and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Canadian Pension Plans which could be reasonably expected to have a Material Adverse Effect.  The pension fund under each Canadian Pension Plan is exempt from the payment of any income tax and there are no material taxes, penalties or interest owing in respect of any such pension fund. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed.  No Canadian Benefit Plans (other than any applicable Canadian MEPP or saving plans (that are not pension plans) with respect to benefits accrued to termination of service) provide for benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependents of such employees.  There are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans which could be reasonably expected to have a Material Adverse Effect.  Each of the Canadian Pension Plans is fully funded on both a going concern and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles) and no Termination Event has occurred.  No Lien has arisen, choate or inchoate, in respect of any Loan Party or its Subsidiaries or their property in connection with any Canadian Pension Plan (save in respect of contribution amounts not yet due) or Canadian Benefit Plan.  No Loan Party contributes to, sponsors or maintains (or in the past five years has contributed to, sponsored or maintained) a Canadian Defined Benefit Plan.

SECTION 3.11.  Disclosure.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document, as modified or supplemented by other information so furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood and agreed that (i) projections are subject to inherent uncertainties and contingencies which may be outside the control of any Loan Party and that no assurance can be given that such projected financial information will be realized and (ii) no representation or warranty is made with respect to information of a general economic or general industry nature).

SECTION 3.12.  Material Agreements; Trade Relations.

(a)                Schedule 3.12 accurately lists the following information as of the Effective Date: (i) the ten (10) largest customers of the Loan Parties based on year to date net sales; (ii) the ten (10) largest vendors of goods of the Loan Parties based on year to date vouchered amounts; (iii) leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; (iv) any surety bond agreement or bonding requirement with respect to products or services sold by it in excess of $100,000, (v) any other licenses and permits held by the Loan Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; (vi) instruments and documents evidencing any Material Indebtedness of such Loan Party (and indicating whether any Lien has been granted by such Loan Party with respect thereto); and (vii) any plans of a Loan Party governing the issuance of any Equity Interest, warrants, rights or options to purchase Equity Interests of such Loan Party.

(b)               As of the Effective Date, there exists no actual or, to the knowledge of any Loan Party, threatened termination or cancellation of, or any material adverse modification or change in: the business relationship of any Loan Party with any customer or group of customers whose purchases during the preceding nine (9) months caused them to be ranked among the ten (10) largest customers of such Loan Party; or the business relationship of any Loan Party with any supplier material to its operations.

SECTION 3.13.  Solvency.  (a) Immediately after the consummation of the Transactions to occur on the Effective Date, each Borrower is, and the Loan Parties taken as a whole are, Solvent.

(b)               No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14.  Insurance.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  Each Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15.  Capitalization and Subsidiaries.  Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s

Subsidiaries, (b) a true and complete listing of each class of authorized Equity Interests of each Subsidiary of the Company, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, (c) the type of entity of the Company and each of its Subsidiaries and (d) joint ventures, partnerships, and Affiliates of the Loan Parties and their Subsidiaries.  There are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party (other than any issuances of securities of the Company or other payments (whether in the form of awards or grants in cash, securities or otherwise) pursuant to employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors and permitted by Section 6.08).  None of the Loan Parties or their Subsidiaries identified on Schedule 3.15 as “inactive” has any material assets (except Equity Interests of their Subsidiaries) or any Indebtedness or Guarantees or conducts any trade or business.

SECTION 3.16.  Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and upon: (i) the filing of financing statements on Form UCC-1 or PPSA financing statements naming each applicable Loan Party as debtor and Administrative Agent as the secured party with the appropriate filing office(s); (ii) the filing of security agreements or other filings, as necessary, with the United States Patent and Trade Office or United States Copyright Offices with respect to Patents, Trademarks and Copyrights (as such terms are defined in the U.S. Security Agreement); (iii) the execution and delivery of control agreements with respect to any deposit accounts of the Loan Parties to the extent required under each Security Agreement, as applicable; (iv) the delivery to Lender of stock certificates (and stock powers executed in blank) with respect to Equity Interests required to be pledged under each Security Agreement; and (v) the execution, delivery and recording (in the appropriate filing office) of a Mortgage with respect to any Real Estate to be subject to a Mortgage, such Liens shall constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, the U.S. Secured Obligations and/or the Foreign Secured Obligations, as applicable, as required by the relevant Collateral Documents and this Agreement, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of Permitted Encumbrances, to the extent any such Permitted Encumbrances have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law.

SECTION 3.17.  Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened.  The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act, the Employee Standards Act (Ontario), An Act Respecting Labour Standards (Québec) or any other applicable federal, state, local, provincial, territorial or foreign law dealing with such matters.  All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages, vacation pay and employee health and welfare insurance and other benefits, including with respect to the Canadian Pension

Plans or the Canadian Benefit Plans, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

SECTION 3.18.  Federal Reserve Regulations.  No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  None of the Borrowers or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.

SECTION 3.19.  Use of Proceeds.  The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.  The proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, shall not be used to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

SECTION 3.20.  No Burdensome Restrictions.  No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21.  Anti-Corruption Laws and Sanctions.  Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person.  None of (a) any Loan Party, any Subsidiary or, to the knowledge of any such Loan Party or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.22.  Environmental Matters.  Except as set forth on Schedule 3.22, as of the Effective Date: (i) all Real Estate is free of contamination from any Hazardous Materials except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $2,000,000; (ii) no Loan Party or any Subsidiary has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate in violation of Environmental Laws and Environmental Permits; (iii) the Loan Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $2,000,000; (iv) the Loan Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $2,000,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Loan Party or  any Subsidiary is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Loan Party or any Subsidiary which could reasonably be expected to exceed $2,000,000, and no Loan Party or any Subsidiary has consented to any current or former tenant or occupant of the Real Estate engaging in any such operations; (vi) there is no litigation, investigation or other proceeding arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $2,000,000 or injunctive relief against, or that alleges criminal misconduct by, any Loan Party or any Subsidiary; and (vii) during the five (5) year period prior to the Effective Date no notice has been received by any Loan Party or any Subsidiary identifying it as a “potentially responsible party” or requesting information under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”) or analogous state statutes, and to the knowledge of the Loan Parties, there are no facts, circumstances or conditions that may result in any Loan Party or any Subsidiary being identified as a “potentially responsible party” under CERCLA or analogous state statutes.

SECTION 3.23. Common Enterprise.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

ARTICLE IV

Conditions.

SECTION 4.01.  Effective Date.  Subject to the provisions of Section 5.15, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)               Credit Agreement and Other Loan Documents.  The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document required to be delivered on the Effective Date signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinions of the Loan Parties’ counsel (and local counsel, where appropriate), addressed to the Administrative Agent, the Issuing Bank and the Lenders, all in form and substance satisfactory to the Administrative Agent and its counsel.

(b)               Financial Statements and Projections.  The Lenders shall have received (i) audited consolidated financial statements of the Company for the 2014 Fiscal Year, (ii) unaudited interim consolidated financial statements of Company for each Fiscal Month ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Company, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) projections satisfactory to the Administrative Agent and the Lenders.

(c)               Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors (or, in the case of the Canadian Borrower, its sole shareholder), members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, its Financial Officers, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(d)               Officer’s Certificate.  The Administrative Agent shall have received a certificate, signed by an officer of each Borrower and each other Loan Party, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(e)               Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.  All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(f)                Lien Searches.  The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or for Liens which are discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g)               Pay-Off Letter.  The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness (the “Existing Credit Facility”) to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral securing such existing indebtedness will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized, supported by a Letter of Credit or continue under this Agreement as Existing Letters of Credit.

(h)               Funding Account.  The Administrative Agent shall have received a notice setting forth the Funding Accounts of the Borrowers.

(i)                 Reserved.

(j)                 Solvency.  The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of the Company dated the Effective Date.

(k)                Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate which calculates the U.S. Borrowing Base and the Canadian Borrowing Base, in each case, as of a date specified by the Administrative Agent.

(l)                  Closing Availability.  After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, Availability shall not be less than $35,000,000.

(m)	Reserved.

(n)               Filings, Registrations and Recordings.  Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(o)               Insurance.  The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms hereof and each Security Agreement.

(p)               Letter of Credit Application.  If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable).

(q)               Tax Withholding.  The Administrative Agent shall have received a properly completed and signed IRS Form W-8BEN-E or W-9, as applicable, for each Loan Party.

(r)                Regulatory Matters; Legal Due Diligence. All legal (including tax implications) and regulatory matters shall be reasonably satisfactory to the Administrative Agent and Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board and the Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(s)               USA PATRIOT Act, Etc.  The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party.

(t)                Other Documents.  The Administrative Agent shall have received such other documents as the Administrative Agent may have reasonably requested.

The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b)               At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)               After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with each of the Revolving Exposure Limitations.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of the Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants.

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent expense reimbursement or indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof, or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01.  Financial Statements; Borrowing Base and Other Information.  The Borrowers will furnish to the Administrative Agent and each Lender:

(a)                within ninety (90) days after the end of each Fiscal Year of the Company, its audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all such consolidated statements to be reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, with such consolidating statements to be certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidating basis when considered in relation to the consolidated financial statements of the Company and its

Subsidiaries, and accompanied by any management letter prepared by said accountants; provided to the extent all such documents are included in the annual report for the Company and its Subsidiaries on Form 10-K filed with the SEC, the requirements of this clause (a) shall be deemed to have been satisfied if the Administrative Agent has been furnished with such annual report in the time period specified above in this clause (a);

(b)                within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Company, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated and a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided to the extent all such documents are included in the quarterly report for the Company and its Subsidiaries on Form 10-Q filed with the SEC, the requirements of this clause (b) shall be deemed to have been satisfied if the Administrative Agent has been furnished with such quarterly report in the time period specified above in this clause (b);

(c)                if Aggregate Credit Exposure at any time during the immediately preceding twelve-month period exceeded 25% of the then Maximum Credit Amount, within thirty (30) days after the end of each Fiscal Month of the Company (other than January, March, June, September and December), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)                concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit C  (i) certifying, (x) in the case of the financial statements delivered under clause (a), as fairly presenting in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidating basis when considered in relation to the consolidated financial statements of the Company and its Subsidiaries, (y) in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (z) in the case of the financial statements delivered under clause (c), as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13 (whether or not a Financial Covenant Period then exists), (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (v) stating whether, since the later of the Effective Date and the date of the last Compliance Certificate, any Loan Party shall have (A) changed its name as it appears in official filings in the state or province of incorporation or organization, (B) changed its chief executive office, (C) changed its type of entity, (D) change its organization identification number, if any, issued by its state or province of incorporation or other organization, or (E) changed its state or province of incorporation or organization;

(e)               concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any failure by the Company to comply with Section 6.13 (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)                 as soon as available but in any event no later than sixty (60) days after the end of, each Fiscal Year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of the Company for each month of the upcoming Fiscal Year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g)               on or before each Borrowing Base Reporting Date, and at such other times as may be reasonably requested by the Administrative Agent, a Borrowing Base Certificate setting forth a calculation of the Aggregate Borrowing Base, the U.S. Borrowing Base and the Canadian Borrowing Base as of the most recently ended Fiscal Quarter, Fiscal Month or calendar week, as applicable, to which such Borrowing Base Reporting Date relates, together with supporting information in connection therewith (including, in respect of any Borrowing Base Certificate delivered as of the end of any Fiscal Quarter of the Company, a calculation of Average 4Q Availability for the four Fiscal Quarter period then ended and an indication of what the Applicable Rate is as a result of such Average 4Q Availability), together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; and, without limiting any of the rights that the Administrative Agent may otherwise have under this Agreement and the other Loan Documents, the U.S. Fixed Asset Component (if any) and the Canadian Fixed Asset Component (if any) reflected in the Aggregate Borrowing Base shall be updated (i) from time to time upon receipt of periodic valuation updates received from the Administrative Agent’s asset valuation experts, (ii) concurrently with the sale or commitment to sell any assets constituting part of the U.S. Fixed Asset Component (if any) and the Canadian Fixed Asset Component (if any), (iii) in the event such assets are idled for any reason other than routine maintenance or repairs for a period in excess of ten (10) consecutive days, and (iv) in the event that the value of such assets is otherwise impaired, as determined by the Administrative Agent’s in its Permitted Discretion;

(h)               on or before each Borrowing Base Reporting Date (in the case of clauses (i), (ii) and (iii) below) or within twenty (20) days after each Borrowing Base Reporting Date (in the case of clauses (iv) and (v) and at such other times as may be reasonably requested by the Administrative Agent, as of the most recently ended Fiscal Quarter, Fiscal Month or calendar week (such other period reasonably specified by the Administrative Agent), as applicable, then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent;

(i)                 a detailed aging of the Borrowers’ Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii)                a schedule detailing the Borrowers’ Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate in its Permitted Discretion, and (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers);

(iii)               a worksheet of calculations prepared by the Borrowers to determine, in each case to the extent applicable, Eligible Canadian Accounts, Eligible U.S. Accounts, Eligible Canadian Equipment, Eligible U.S. Equipment, Eligible Canadian Inventory, Eligible U.S. Inventory, and Eligible Real Property, with such worksheets detailing such Collateral that is excluded from the determination of the Aggregate Borrowing Base, the U.S. Borrowing Base and the Canadian Borrowing Base;

(iv)               a reconciliation of the Borrowers’ Accounts and Inventory between (A) the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date;

(v)                a reconciliation of the loan balance per the Borrowers’ general ledger to the loan balance under this Agreement; and

(vi)              such other information as the Administrative Agent may from time to time reasonably request;

(i)                 promptly upon the Administrative Agent’s request, as of the month most recently ended, a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(j)                promptly upon the Administrative Agent’s request, an updated customer list for each Borrower and its Subsidiaries, prepared in a manner reasonably acceptable to the Administrative Agent, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by a Financial Officer of the Borrower Representative;

(k)	promptly upon the Administrative Agent’s request:

(i)                 copies of invoices issued by the Borrowers in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)                copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party; and

(iii)               a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(l)                 within thirty (30) days of the first Business Day of each September, a certificate of good standing or the substantive equivalent available in the jurisdiction of incorporation, formation or organization for each Loan Party from the appropriate governmental officer in such jurisdiction;

(m)               promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC or any Canadian provincial securities commission, or with any national securities exchange, as the case may be;

(n)               promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if a Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(o)               promptly following the end of each Fiscal Quarter, a report of all Asbestos Claims commenced or disposed of during such Fiscal Quarter;

(p)               promptly following any request therefor, such other information as the Administrative Agent or any Lender may reasonably request; and

(q)               immediate notice of, with copies of any such documentation and notices, as applicable with respect to, (i) any default in, or breach under, a Canadian Pension Plan; (ii) any action or inaction of a plan sponsor or administrator that could lead to a Termination Event; (iii) receipt of any notice from, or any action of, FSCO, OSFI, or other Governmental Authority that that could lead to a Termination Event; (iv) copies of all actuarial valuations conducted for all Canadian Defined Benefit Plans; and (v) the existence of any Unfunded Current Liability in any Canadian Defined Benefit Plans.

SECTION 5.02.  Notices of Material Events.  The Borrowers will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)               within five (5) Business Days after an executive officer of any Loan Party has actual knowledge thereof, the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day;

(b)               receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $2,000,000, (ii) seeks injunctive relief which if granted would reasonably be expected to result in lost revenue in excess of $2,000,000, (iii) is asserted or instituted against any Plan or Canadian Pension Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $2,000,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall which is reasonably be expected to result in lost revenue in excess of $2,000,000;

(c)                within five (5) Business Days after an executive officer of any Loan Party has actual knowledge thereof, any Lien (other than Permitted Encumbrances) or written claim made or asserted against any of the Collateral;

(d)                any loss, damage, or destruction to the Collateral in the amount of $2,000,000 or more, whether or not covered by insurance;

(e)                within five (5) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral with value in excess of $2,000,000 is located;

(f)                 within five (5) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, together with (if requested by the Administrative Agent) copies of all agreements evidencing such Swap Agreement or amendment; and

(g)                the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $2,000,000.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) all of its rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except (solely in the case of this subclause (ii)) to the extent the failure to do so could not, individually or in the aggregate be reasonably expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04.  Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) none of the Collateral would become subject to forfeiture or loss as a result of the contest; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05.  Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary to, keep and maintain all of its property in good working order and condition, ordinary wear and tear excepted and except to the extent the failure to do so could not, individually or in the aggregate be reasonably expected to have a Material Adverse Effect.

SECTION 5.06.  Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or

Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  Notwithstanding the foregoing to the contrary, unless (a) an Event of Default has occurred and is continuing or (b) such field examination and evaluation is being conducted in connection with a Canadian Borrowing Base Election, a Canadian Fixed Asset Election, a U.S. Fixed Asset Election, any reset of the Fixed Asset Amortization, or a Permitted Acquisition (in connection with the inclusion of the assets so acquired in the determination of the Aggregate Borrowing Base), only one such field examination and evaluation of the Company and its Subsidiaries (or, at any time after a Canadian Borrowing Base Election, the Borrowers and their Subsidiaries) per twelve-month period shall be at the expense of the Loan Parties, provided, however, that (i) except as set forth in clause (ii) below, so long as at all times during any such twelve-month period (x) the Aggregate Credit Exposure is less than 20% of the then Maximum Credit Amount and (y) the U.S. Borrowing Base shall not be less than $150,000,000, the Loan Parties shall not be required to pay any such fees and expenses with respect to any such examination and evaluation conducted during such twelve-month period and (ii) during an Event of Default or if such field examination and evaluation is being conducted in connection with a Canadian Borrowing Base Election, a Canadian Fixed Asset Election, a U.S. Fixed Asset Election, any reset of the Fixed Asset Amortization, or a Permitted Acquisition (in connection with the inclusion of the assets so acquired in the determination of the Aggregate Borrowing Base), all such examinations and evaluations conducted shall be at the expense of the Loan Parties.  Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to each Loan Party’s assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07.  Compliance with Laws and Material Contractual Obligations.  Each Loan Party will, and will cause each Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) except to the extent failure to do so could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.  Use of Proceeds.

(a)                The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes and working capital needs of the Loan Parties (including to refinance certain existing Indebtedness) subject to the restrictions otherwise set forth in this Agreement.  No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than Permitted Acquisitions.

(b)               No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09.  Accuracy of Information.  The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that (i) projections are subject to inherent uncertainties and contingencies which may be outside the control of any Loan Party and that no assurance can be given that such projected financial information will be realized and (ii) this covenant shall not apply with respect to information of a general economic or general industry nature).

SECTION 5.10.  Insurance.

(a)               Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers (i) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit, theft, burglary, pilferage, larceny, embezzlement, and other criminal activities, business interruption, and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents.  The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  All insurance policies required in this clause shall name the Administrative Agent (for the benefit of the Administrative Agent and the Secured Parties) as an additional insured, as applicable, and with respect to casualty policies covering Collateral, as mortgagee and/or as lender loss payee, as applicable, and shall contain lender loss payable clauses or mortgagee clauses, as applicable, through endorsements in form and substance reasonably satisfactory to the Administrative Agent.

(b)               In the event any Real Estate that is subject to a Mortgage is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” such Loan Party shall purchase and maintain flood insurance on such Real Estate. The amount of flood insurance required by this Section 5.10 shall be in an amount equal to the greater of (i) the lesser of the total Commitment or the total replacement cost value of the improvements and (ii) the amount necessary to comply with applicable law, including the Flood Disaster Protection Act of 1973 and other Flood Laws.

SECTION 5.11.  Casualty and Condemnation.  The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.12.  Appraisals.  At any time that the Administrative Agent reasonably requests, each Loan Party will provide the Administrative Agent with appraisals or updates thereof of their Inventory, Equipment and real property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law. Notwithstanding the foregoing to the contrary, unless (a) an Event of Default has occurred and is continuing or (b) such appraisal is being conducted in connection with a Canadian Borrowing Base Election, a Canadian Fixed Asset Election, a U.S. Fixed Asset Election, any reset of the Fixed Asset Amortization, or a Permitted Acquisition (in connection with the inclusion of the assets so acquired in the determination of the Aggregate Borrowing Base), only one such appraisal per twelve-month period shall be at the expense of the Loan Parties, provided, however, that (i) except as set forth in clause (ii) below, so long as at all times during any such twelve-month period (x) the Aggregate Credit Exposure is less than 20% of the then Maximum Credit Amount and (y) the U.S. Borrowing Base shall not be less than $150,000,000, the Loan Parties shall not be required to pay any such fees and expenses with respect to any such appraisal conducted during such twelve-month period and (ii) during an Event of Default or if such appraisal is being conducted in connection with a Canadian Borrowing Base Election, a Canadian Fixed Asset Election, a U.S. Fixed Asset Election, any reset of the Fixed Asset Amortization, or a Permitted Acquisition (in connection with the inclusion of the assets so acquired in the determination of the Aggregate Borrowing Base), all such appraisals conducted shall be at the expense of the Loan Parties.

SECTION 5.13.  Depository Banks.  Within sixty (60) days following the Effective Date or such later date as may be agreed to by the Administrative Agent), the U.S. Borrower and each Domestic Subsidiary will maintain the Administrative Agent or one or more of the Lenders as its primary depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its business.

SECTION 5.14.  Additional Collateral; Further Assurances.  (a) Subject to applicable Requirements of Law, each Loan Party will cause each Subsidiary of a Borrower (other than any Excluded Subsidiary) to become a U.S. Loan Party or a Foreign Loan Party, as applicable, by executing a Joinder Agreement within ten (10) Business Days after the date on which such Subsidiary is acquired, formed or ceases to be an Excluded Subsidiary.  Upon execution and delivery thereof, each such Person (i) shall automatically become a U.S. Guarantor or a Foreign Guarantor, as applicable, hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the

Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral.

(b)                Each U.S. Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by each Borrower or any Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.  After an Event of Default, each Foreign Loan Party will cause 100% of the issued and outstanding Equity Interests of each Foreign Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the Foreign Obligations pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall reasonably request.

(c)               Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, Fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(d)               If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders and required under the Loan Documents, cause such assets to be subjected to a Lien securing the Secured Obligations or the Foreign Secured Obligations, as applicable, and (ii) to the extent required under the Loan Documents, take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Loan or other Obligation of a U.S. Loan Party under any Loan Document shall be deemed to be (i) guaranteed by a CFC or by a CFC Holdco, or guaranteed by a subsidiary of a CFC or CFC Holdco; (ii) secured by any assets of a CFC, CFC Holdco or a subsidiary of a CFC or a CFC Holdco (including any CFC or CFC Holdco equity interests held directly or indirectly by a CFC or CFC Holdco); or (iii) secured by a pledge or other security interest in excess of 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) (and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of a CFC or CFC Holdco.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, (1) except as may be perfected by the filing of financing statements on Form UCC-1 or PPSA financing statements naming each applicable Loan Party as debtor and the Administrative Agent as the secured party with the appropriate filing office(s) and for so long as (x) no Event of Default shall have occurred is continuing and (y) such Real Estate or Equipment is not included in the determination of any portion of the Aggregate Borrowing Base, the Borrowers shall not be required to take any further actions (including the filing and recording of Fixture filings, mortgages, deeds of trust and other documents), which may otherwise be required by any Requirement of Law to ensure perfection and priority of the Liens created or intended to be created on Collateral consisting of any Real Estate or any Equipment of any Loan Party and (2) so long as the Borrowers shall not have made a Canadian Borrowing Base Election and no Event of Default shall have occurred is continuing, the Canadian Borrower and the other Foreign Loan Parties shall not be required to (except in their sole discretion) execute or deliver any Collateral Documents securing the Foreign Secured Obligations, any security agreements, mortgages, deeds of trust, deposit account control agreements, any securities account control agreements, or any other agreements, instruments or documents to create, perfect or evidence Liens to on such Loan Party’s assets to secure the Foreign Obligations; provided, however, that in each case of clauses (1) and (2) above, all such assets of such Loan Party shall at all times be maintained free and clear of all Liens and rights of any other Person (other than Permitted Encumbrances and, in the case of Equipment or Real Estate of any Loan Party, Liens securing Indebtedness under any Specified Debt Transaction (in compliance with the terms of this Agreement).

If any Event of Default has occurred and is continuing, at the Administrative Agent’s option and election, each Loan Party shall take such actions as the Administrative Agent shall reasonably require (including, without limitation, the execution and delivery of all such security agreements, mortgages, deeds of trust, deposit account control agreements, securities account control agreements, or other agreements, instruments or documents) to create, perfect or evidence Liens to on such Loan Party’s assets to secure the Foreign Secured Obligations and, in the case of a U.S. Loan Party, the U.S. Secured Obligations, as applicable.

SECTION 5.15.  Post-Closing Obligations.

(a)               Within five (5) days following the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received true, complete and correct schedules to each of the IP Security Agreements (as defined in the U.S. Security Agreement).

(b)               Within seven (7) days following the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received evidence that a Form UCC-3 financing statement has been duly filed to terminate that certain UCC-1 financing statement (Filing No. 201409175988986), naming PNC Equipment Finance, LLC, as secured party, and the U.S. Borrower, as debtor, filed at the Delaware Secretary of State on September 17, 2014.

(c)               Within seven (7) days following the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received (to the extent not otherwise provided pursuant to the requirements set forth in Section 4.01(g)) duly executed and effective termination statements, discharges and release documents with respect to all Liens securing obligations under the Existing Credit Facility.

(d)               Within fourteen (14) days following the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received an update to Schedule D to the U.S. Security Agreement reflecting a true, complete and correct list of intellectual property licenses entered into by any Loan Party pursuant to which (A) any Loan Party has provided any license or other rights in intellectual property constituting Collateral owned or controlled by such Loan Party to any other Person (other than non-exclusive licenses granted in the ordinary course of business) or (B) any Person has granted to any Loan Party any license or other rights in intellectual property owned or controlled by such Person, in each case that is material to the business of such Loan Party, including any intellectual property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party.  It is acknowledged and agreed by all parties that, upon delivery of such updated Schedule D to the U.S. Security Agreement, such Schedule may be appended to the U.S. Security Agreement and any IP Security Agreement (as such term is defined in the U.S. Security Agreement) without the further act or consent of any other party.

(e)                Within thirty (30) days following the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received (i) the certificates representing the Equity Interests required to be pledged pursuant to the Collateral Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Collateral Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(f)                 The U.S. Borrower shall use reasonable efforts to deliver Collateral Access Agreements executed by the landlord or bailee with respect to the Lewisville, Texas, Orlando, Florida and Long Island City, New York locations within sixty (60) days following the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion).

(g)               Within sixty (60) days following the Effective Date (or such later date agreed to by the Administrative Agent in its sole discretion), the U.S. Borrower shall deliver Deposit Account Control Agreements and Securities Account Control Agreements (as defined in the applicable Security Agreements) executed by the applicable financial institution or securities intermediary, the applicable Loan Party and the Administrative Agent, to the extent required under the Security Agreements.

(h)               Promptly after completion thereof (but in any event, not later than April 30, 2016 (or such later date agreed to by the Administrative Agent in its sole discretion)), the Administrative Agent shall have received (and shall be satisfied with):

(i)                the results of a field examination and evaluation of the Collateral of the U.S. Borrower included in the determination of the U.S. Borrowing Base and related reporting and control systems, which field examination and evaluation shall be made as of December 31, 2015 and conducted by the Administrative Agent or its designee; and

(ii)                an appraisal of the Company’s Inventory, from one or more appraisers reasonably satisfactory to the Administrative Agent.

ARTICLE VI

Negative Covenants.

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent expense reimbursement or indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof, or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01.  Indebtedness.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)	the Secured Obligations;

(b)               Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c)                Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party owed to any Borrower or any other Loan Party, and of the Foreign Loan Parties to the U.S. Loan Parties, shall be subject to Section 6.04, and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)                Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the

Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party, and Guarantees by any U.S. Loan Party of Indebtedness of any Foreign Loan Party, shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)                Indebtedness of any Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $25,000,000 at any time outstanding;

(f)                 Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b) and (e) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g)                Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)               Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)                 Indebtedness under any Swap Agreement permitted by Section 6.07;

(j)	[reserved];

(k)                Indebtedness in respect of customary cash management and treasury obligations netting services, overdraft protections, employee credit card programs, and otherwise in connection with deposit accounts and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(l)                 unsecured financing of trade payables by any Lender on commercially reasonable terms in the ordinary course of business not to exceed $40,000,000 at any time outstanding;

(m)              other unsecured Indebtedness of the Loan Parties in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;

(n)               other Indebtedness of the Loan Parties in an aggregate principal amount not exceeding $15,000,000 at any time outstanding; provided, however, that to the extent secured by any Lien (i) such Liens shall not encumber any assets included in the determination of the Aggregate Borrowing Base and (ii) such liens shall at all times be subject to an intercreditor agreement between the Administrative Agent and the holders of such Indebtedness (which shall be on terms and conditions reasonably satisfactory to the Administrative Agent);

(o)                Indebtedness under any Specified Debt Transaction, in an aggregate amount not to exceed $50,000,000 at any time outstanding; provided that, after giving effect to the incurrence of any such Indebtedness (i) no Default shall exist or would result therefrom, and (ii)  the Fixed Charge Coverage Ratio, on a pro forma basis for the most recently ended four Fiscal Quarter period for which financial statements have been, or have been required to be, delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) (determined as if such Specified Debt Transaction had been consummated, and the Indebtedness thereunder incurred, at the beginning of such period) is (A) at least 1.00 to 1.00 (in the case of any Specified Debt Transaction which is a Sale and Leaseback Transaction) or (B) at least 1.15 to 1.00 (in the case of any Specified Debt Transaction other than a Sale and Leaseback Transaction); and

(p)               contingent liabilities in respect of any indemnification obligation, adjustment of purchase price (including working capital adjustments), non-compete, or similar obligation of Company or the applicable Subsidiary incurred in connection with the consummation of one or more Permitted Acquisitions.

SECTION 6.02.  Liens.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or (except as permitted by Section 6.05) Dispose of any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a)	Liens created pursuant to any Loan Document;

(b)	Permitted Encumbrances;

(c)               any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Subsidiary or any other Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and  any Refinance Indebtedness in respect thereof;

(d)               Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(e)               any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only such Indebtedness assumed in compliance with Section 6.01(n);

(f)                 Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g)               Liens arising out of (i) Sale and Leaseback Transactions permitted by Section 6.06 and (ii) Specified Debt Transactions permitted by Section 6.01(o);

(h)	[reserved];

(i)                 Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary; and

(j)                 other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $15,000,000 at any time outstanding, provided that (i) such Liens shall not encumber any assets included in the determination of the Aggregate Borrowing Base and (ii) such Liens shall at all times be subject to an intercreditor agreement between the Administrative Agent and the holders of such Indebtedness (which shall be on terms and conditions reasonably satisfactory to the Administrative Agent).

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s Accounts or Inventory constituting Collateral, other than non-consensual Permitted Encumbrances which arise as a matter of any Requirement of Law.

SECTION 6.03.  Fundamental Changes.  (a) No Loan Party will, nor will it permit any Subsidiary to, merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the U.S. Borrower may merge or amalgamate into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving entity, (ii) any Subsidiary of the Canadian Borrower (other than a U.S. Loan Party) may merge or amalgamate into the Canadian Borrower in a transaction in which the Canadian Borrower is the surviving entity, (iii) any U.S. Loan Party (other than the U.S. Borrower) may merge or amalgamate into any other U.S. Loan Party in a transaction in which the surviving entity is a U.S. Loan Party, (iv) any Foreign Loan Party (other than the Canadian Borrower) may merge or amalgamate into any other Foreign Loan Party in a transaction in which the surviving entity is a Foreign Loan Party and (v) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower which owns such Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders and, upon such dissolution or liquidation, all property of such Subsidiary is distributed to a Loan Party or another Subsidiary (and in the case of any dissolution or liquidation of any Domestic Subsidiary, to another Domestic Subsidiary or, if permitted under Section 6.04, Section 6.05 and Section 6.09, to a Foreign Subsidiary); provided that (x) any such merger or amalgamation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless also permitted by Section 6.04 and (y) no such merger, amalgamation or consolidation permitted pursuant to clauses (i) – (v) above shall cause any U.S. Loan Party to become a Foreign Subsidiary.

(b)               No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related thereto.

(c)               No Loan Party will, nor will it permit any Subsidiary to, change its Fiscal Year from the basis in effect on the Effective Date.

(d)               No Loan Party will change the accounting basis upon which its financial statements are prepared.

(e)               No Loan Party will change the tax filing elections it has made under the Code.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger or amalgamation  with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger or amalgamation) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise), except:

(a)               Permitted Overnight Investments and investments in cash and cash equivalents, maintained, in each case to the extent required by any Collateral Documents, deposit accounts and securities accounts which are subject to deposit account control agreements and/or securities account control agreements in favor of the Administrative Agent;

(b)                investments and Guarantees constituting Indebtedness in existence on the date hereof and described in Schedule 6.04;

(c)                investments by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreements (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in Section 5.14) and (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties together with investments by the U.S. Loan Parties in the Foreign Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall  not exceed $30,000,000 (less the amount of loans converted to equity pursuant to clause (h) below) at any time outstanding (in each case determined without regard to any write-downs or write-offs), provided, further, that after giving effect to any such investment (x) no Event of Default shall have occurred or would result therefrom and (y) Availability shall be greater than or equal to the Applicable Trigger Amount (Level I);

(d)               loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreements and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties and by the U.S. Loan Parties to the Foreign Loan Parties  (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall  not exceed $30,000,000 (less the amount of loans converted to equity pursuant to clause (h) below) at any time outstanding (in each case determined without regard to any write-downs or write-offs), provided, further, that after giving effect to any such investment (x) no Event of Default shall have occurred or would result therefrom and (y) Availability shall be greater than or equal to the Applicable Trigger Amount (Level I);

(e)               Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party and of the Foreign Loan Parties that is Guaranteed by the U.S. Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall  not exceed $30,000,000 (less the amount of loans converted to equity pursuant to clause (h) below) at any time outstanding (in each case determined without regard to any write-downs or write-offs), provided, further, that after giving effect to any such investment (x) no Event of Default shall have occurred or would result therefrom and (y) Availability shall be greater than or equal to the Applicable Trigger Amount (Level I);

(f)                (i) investments by the Borrowers and their respective Subsidiaries in Subsidiaries and (ii) investments by the Borrowers and their respective Subsidiaries consisting of the purchase of minority stock interest in other entities, in each case not earlier than fifteen (15) Business Days after delivering to Administrative Agent a notice similar to that required under clause (a) of the definition of “Permitted Acquisition” together with financial statements substantially similar to an Acquisition Pro Forma described in clause (e)(i) of the definition of “Permitted Acquisition” and calculations demonstrating (to the reasonable satisfaction of the Administrative Agent) that (x) average daily Availability (on a pro forma basis after giving effect to such investment (including all Loans and other extensions of credit made in connection therewith)) for a period of thirty (30) consecutive days immediately prior to such investment, shall be greater than or equal to the Applicable Trigger Amount (Level I) and (y) on a pro forma basis, no Event of Default have occurred and is continuing or would result after giving effect to such investment;

(g)               investments in joint ventures and other Persons listed in Schedule 6.04 in an aggregate amount not to exceed $10,000,000 during each Fiscal Year, valued at the time each such investment is made, so long as after giving effect to any such investment (x) no Event of Default shall have occurred or would result therefrom and (y) Availability shall be greater than or equal to the Applicable Trigger Amount (Level I);

(h)               during each Fiscal Year, the Loan Parties and their respective Subsidiaries may convert to equity up to an aggregate amount of $2,000,000 (the “Base Conversion Cap”) of loans due from Subsidiaries so long as after giving effect to such conversion (i) no Event of Default shall have occurred or would result therefrom and (ii) Availability shall be greater than or equal to the Applicable Trigger Amount (Level I); provided that the Base Conversion Cap for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2016) shall be deemed to increase by an amount equal to the greater of (A) zero and (B) the result of (x) the Base Conversion Cap for the prior Fiscal Year minus (y) the aggregate amount of such loans converted to equity in the prior Fiscal Year;

(i)	investments consisting of Permitted Acquisitions;

(j)                 accounts receivable, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Account obligations in the ordinary course of business, consistent with past practices (provided that any such Account shall be excluded from the determination of Eligible U.S. Accounts and Eligible Canadian Accounts, as applicable, pursuant to clause (s) of each such definition), and investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of customers or suppliers, or settlement of disputes with suppliers, in each case in the ordinary course of business;

(k)                investments consisting of loans and advances to employees in the ordinary course of business consistent with past practices so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $3,000,000;

(l)                  investments in the form of Swap Agreements permitted by Section 6.07;

(m)              investments of any Person existing at the time such Person becomes a Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger or amalgamation;

(n)               investments received in connection with the disposition of assets permitted by Section 6.05;

(o)               investments constituting deposits described in clause (c) of the definition of the term “Permitted Encumbrances”;

(p)               deposits, prepayments, advances and other credits to suppliers, vendors, customers, lessors and landlords or in connection with marketing promotions, such as sweepstakes, in each instance, made in the ordinary course of business in an amount consistent with past practice in the ordinary course of business;

(q)               advances of payroll payments to employees in the ordinary course of business;

(r)                  investments consisting of contingent liability arising from the endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business; and

(s)               other investments in an amount not to exceed $25,000,000 during the term of this Agreement, so long as after giving effect to such investment Availability shall be greater than or equal to the Applicable Trigger Amount (Level IV).

SECTION 6.05.  Asset Sales.  No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to another Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)                sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) assets (including Equipment, Fixtures, IP Rights or Real Estate) that are obsolete, worn out or no longer used or useful in such Loan Party’s business;

(b)                non-exclusive licenses of IP Rights in the ordinary course of business and consistent with past practice and exclusive licenses of IP rights for uses not pursued by Loan Parties or in geographic markets not served by Loan Parties or in order to enable a supplier to manufacture Inventory for a Loan Party, provided that to the extent any IP Rights subject to an exclusive license constitute Collateral the rights of the licensee shall not adversely affect, limit or restrict the rights of the Administrative Agent to use such IP Rights or to sell or otherwise dispose of any Inventory or other Collateral in connection with the exercise by the

Administrative Agent of any rights or remedies hereunder or under any of the other Loan Documents, or otherwise adversely limit or interfere in any material respect with the use of any such IP Rights by the Administrative Agent in connection with the exercise of its rights or remedies hereunder or under any of the other Loan Documents or by any Loan Party or Subsidiary;

(c)                Draft Monetization, provided, that, notwithstanding anything to the contrary contained herein, in no event shall the Administrative Agent’s Lien on any Customer Drafts sold pursuant to a Draft Monetization be released (or deemed released), except to the extent expressly set forth in a satisfactory intercreditor agreement among the Administrative Agent, the applicable financial institution purchasing such Customer Drafts and the relevant Loan Party, regarding the payment of the purchase price for such Customer Drafts being sold to such financial institution in connection with the Draft Monetization;

(d)                to the extent constituting a Disposition, the granting of Liens permitted by Section 6.02, the making of investments permitted by Section 6.04 and the making of Restricted Payments permitted by Section 6.08;

(e)                 leases or subleases of real or personal property, in each case in the ordinary course of business and which do not interfere in any material respect with the business of (x) any Borrower or (y) the Borrowers and the Subsidiaries, taken as a whole;

(f)                the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(g)               disposition of cash and cash equivalents in the ordinary course of business for other cash or cash equivalents or for the purchase of services or other assets useful in the business;

(h)               sales, transfers and dispositions of assets to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party or any such sales, transfers or dispositions by any U.S. Loan Party to any Foreign Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(i)                 Dispositions of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(j)                 Sale and Leaseback Transactions permitted by Section 6.06;

(k)               dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(l)                 the Company may issue and sell its Equity Interests (other than Disqualified Stock) for cash;

(m)               the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial intellectual property; and

(n)               additional dispositions of assets not otherwise permitted by this Section 6.05 if, immediately after giving effect to any such disposition, the aggregate amount (based on the net book value of all such assets) of all such dispositions in any Fiscal Year does not exceed the lesser of (i) $25,000,000 and (ii) 2.5% of the Consolidated Total Assets (calculated for the Fiscal Quarter most recently ended prior to such disposition for which financial statements have been delivered pursuant hereto on a pro forma basis after giving effect to such disposition); provided that (A) no Event of Default is in existence at the time of such disposition or would result therefrom and (B) the non-cash consideration received in connection therewith shall not exceed 25% of the total consideration received in connection with such disposition.

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (a)(ii) above) shall be made for fair value (provided, however, that the (x) the Borrowers shall not sell, transfer, lease and otherwise dispose of its Inventory, except in compliance with Section 6.05(a)(i) or (y) Accounts, except as provided in Section 6.05(c) or (f) and, in each such case, shall be made for fair value and for 100% cash consideration).

SECTION 6.06.  Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for (a) any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within ninety (90) days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, (b) any Sale and Leaseback Transaction with respect to the Real Estate to the extent (w) any Indebtedness incurred in connection therewith is permitted by Section 6.01, (x) no Event of Default has occurred and is continuing or would result therefrom, (y) (1) any such sale of such Real Estate is made for cash consideration in an amount not less than the fair value of such Real Estate and (2) the Administrative Agent shall be reasonably satisfied such Sale and Leaseback Transaction is made on then prevailing market terms (including, then prevailing rates of interest) and (z) the Lenders shall have received a Collateral Access Agreement with respect to such Real Estate or (c) any Sale and Leaseback Transaction with respect to Equipment to the extent (x) any Indebtedness incurred in connection therewith shall be permitted by Section 6.01, (x) no Event of Default has occurred and is continuing or would result therefrom, (y) any such sale of Equipment is made for cash consideration in an amount not less than the fair value of the Equipment so sold and (z) to the extent requested by the Administrative Agent in its Permitted Discretion, the Administrative Agent shall have entered into satisfactory intercreditor and access arrangements in respect thereof, provided that, in the case of any such transaction pursuant to clauses (a) – (c) above, all such assets subject to any such Sale and Leaseback Transaction shall be, concurrently with the effectiveness of such transaction, be excluded from the determination of the Aggregate Borrowing Base, the U.S. Borrowing Base and the Canadian Borrowing Base, as applicable.

SECTION 6.07.  Swap Agreements.  No Loan Party will, nor will it permit any  Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including fluctuations in currency) to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary.

SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.

(a)            No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)                 any Subsidiary may make Restricted Payments to any Loan Party;

(ii)               the Company may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(iii)              wholly-owned Subsidiaries may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests;

(iv)             SMP HK may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests; provided that the Company, whether directly or indirectly, together with its Subsidiaries holds all of the issued and outstanding Equity Interests of SMP HK other than the share of common Equity Interest issued to Lawrence I. Sills;

(v)              the Company or any Subsidiary may make Restricted Payments consisting of cash dividends in respect of its Equity Interests in an aggregate amount up to $20,000,000 in any Fiscal Year, so long as (x) no Event of Default shall have occurred and be continuing or would occur as a result of such Restricted Payment and (y) after giving effect to such Restricted Payment, Availability, on a pro forma basis, shall be greater than or equal to the Applicable Trigger Amount (Level II);

(vi)             the Company may make Restricted Payments consisting of cash payments in an aggregate amount up to $20,000,000 in any Fiscal Year on account of the purchase or redemption of its common Equity Interests, so long as (x) no Event of Default shall have occurred and be continuing or would occur as a result of such Restricted Payment and (y) after giving effect to such Restricted Payment, Availability, on a pro forma basis, shall be greater than or equal to the Applicable Trigger Amount (Level II); and

(vii)            in addition to any other Restricted Payment permitted hereunder, the Company or any Subsidiary may declare and make unlimited Restricted Payments (including Restricted Payments of the type described in this Section 6.08), so long as before and immediately after giving effect to any such Restricted Payment, the Payment Conditions are satisfied.

(b)              No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)                  payments of Indebtedness under the Loan Documents;

(ii)                payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)               refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iv)              payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05.

SECTION 6.09.  Transactions with Affiliates.  No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Loan Parties not involving any other Affiliate, and otherwise permitted pursuant to Section 6.04, (c) any investment permitted by Sections 6.04(c), 6.04(d), 6.04(e), 6.04(f), 6.04(g), 6.04(h), 6.04(k) or 6.04(s), (d) any Indebtedness permitted under Sections 6.01(c) or 6.01(d), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Sections 6.04(k) or 6.01(s), (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of such Borrower or Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Subsidiaries in the ordinary course of business, and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors.

SECTION 6.10.  Restrictive Agreements.  No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Secured Parties, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11.  Amendment of Material Documents.  No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents, or (c) Draft Monetization, in each case, to the extent any such amendment, modification or waiver would be adverse to the Lenders in any material respect.

SECTION 6.12.  Inactive Subsidiaries.  None of the Loan Parties or their Subsidiaries identified on Schedule 3.15 as “inactive” shall engage in any trade or business, or own any assets (other than Equity Interests of their Subsidiaries) or incur any Indebtedness (other than the Obligations).

SECTION 6.13.  Fixed Charge Coverage Ratio.  The Loan Parties will not permit the Fixed Charge Coverage Ratio, as of (x) the most recently ended Fiscal Quarter immediately preceding the first date of each Financial Covenant Period (for the period of four Fiscal Quarters then ended) and (y) the end of each Fiscal Quarter during each Financial Covenant Period (for each period of four Fiscal Quarters then ended), to be less than 1.0 to 1.0.

SECTION 6.14.  Canadian Pension Plans.  The Loan Parties shall not (a) contribute to or assume an obligation to contribute to any Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent, or (b) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to a Canadian Defined Benefit Plan, without the prior written consent of the Administrative Agent.

ARTICLE VII

Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)               the Borrowers shall fail to pay (in the required currency) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)               the Borrowers shall fail to pay (i) any interest on any Loan, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days or (ii) any other amount payable under this Agreement or any other Loan Document (other than an amount referred to in clause (a) or clause (b)(i) of this Article VII), when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) days;

(c)               any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect (or, to the extent any such representation or warranty is subject to any materiality qualifier in the text thereof, incorrect) when made or deemed made;

(d)               any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.06(b), 5.08, 5.10(a) or in Article VI;

(e)               any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another clause of this Article VII), and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Sections 5.01, 5.02 (other than Sections 5.02(a)), 5.03 (other than with respect to a Loan Party’s existence) through 5.07 (other than Section 5.06(b)) or 5.10 (other than Section 5.10(a)) through 5.13 of this Agreement or (ii) twenty (20) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;

(f)	[reserved];

(g)               any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05;

(h)              (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of a Loan Party or Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or other Insolvency Laws now or hereafter in effect or (B) the appointment of a receiver, interim receiver, receiver-manager, monitor, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) any involuntary case or proceeding (including the filing of any notice of intention in respect thereof) is commenced against any Foreign Loan Party or any Material Subsidiary of any Foreign Loan Party under any Insolvency Law, any incorporation law or other applicable law in any jurisdiction in respect of (A) its bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, or (B) the composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of its debts or obligations;

(i)                 any Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or Insolvency Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver-manager, monitor, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                 any Loan Party or Material Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k)               (i) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary  shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)                 (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $5,000,000, or the imposition of any Lien under ERISA; or (ii) a Termination Event shall occur which, in the opinion of the Required Lenders, constitutes grounds for the termination under any applicable law of any Canadian Pension Plan or for the appointment by the appropriate Governmental Authority of a trustee for any Canadian Pension Plan, or if any Canadian Pension Plan shall be terminated or any such trustee shall be requested or appointed, or if a Loan Party or any of its Subsidiaries is in default with respect to payments to a Canadian Pension Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan, and any such event under this clause (ii) could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $5,000,000, or any Lien shall arise in connection with any Canadian Pension Plan, except in respect of contributions only that are not due;

(m)	a Change in Control shall occur;

(n)               the occurrence of any “Event of Default”, as defined in any Loan Document (other than this Agreement);

(o)               the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08, except where due to such Loan Party’s permitted liquidation or dissolution under the terms of this Agreement;

(p)               except as permitted by the terms of any Collateral Document, (i) any Collateral Document that purports to create a Lien shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien (subject to Permitted Encumbrances, to the extent any such Permitted Encumbrances have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law);

(q)               any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(r)                any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such Event of Default (other than an Event of Default with respect to the Borrowers described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in the case of any event with respect to the Borrowers described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA.

ARTICLE VIII

The Administrative Agent.

SECTION 8.01.  Appointment.  Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.  The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders (including the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Without limiting the powers of the Administrative Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Loan Party, of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec.  The Attorney shall:  (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and any Loan Party.  Any person who becomes a Secured Party shall, by its (or its Affiliate’s) execution of an Assignment and Assumption Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity.  The substitution of the Administrative Agent pursuant to the provisions of this Section 8.01 also constitute the substitution of the Attorney.

SECTION 8.02.  Rights as a Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03.  Duties and Obligations.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04.  Reliance.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05.  Actions through Sub-Agents.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06.  Resignation.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07.  Non-Reliance.

(a)               Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b)               Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08.  Other Agency Titles.  The sole bookrunner, joint lead arrangers and co-syndication agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as sole bookrunner, joint lead arrangers and co-syndication agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

SECTION 8.09.  Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.  (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b)               In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents.  Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.10.  Flood Laws.  Chase has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Chase, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws.  However, Chase reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

ARTICLE IX

Miscellaneous.

SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower Representative at:

Standard Motor Products, Inc.
37-18 Northern Boulevard
Long Island City, New York 11101
Attention:  Treasurer
Facsimile No:  718.784.3284

(ii)                if to the Administrative Agent or the Issuing Bank, to JPMorgan Chase Bank, N.A. at:

277 Park Avenue, 22nd Floor
New York, NY 10172
Attention:  Account Executive – Standard Motor Products, Inc.
Facsimile No:  646.534.2274

(iii)              if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified  or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)               Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)                Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)	Electronic Systems.

(i)                 Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on a Platform or a substantially similar Electronic System.

(ii)               Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section 9.01, including through an Electronic System.

SECTION 9.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)               Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any adjustment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any adjustment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause), (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of the U.S. Borrowing Base or the Canadian Borrowing Base, add new categories of eligible assets or change the eligibility standards for components of the U.S. Borrowing Base or the Canadian Borrowing in a manner that results in an increase in Availability, without the written consent of each Lender (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any adjustment or modification of defined terms used in the determination of the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause), (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Guarantor from its obligation under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent and each Issuing Bank).  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.  Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c)                The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than contingent obligations for which no claim has been asserted, including Unliquidated Obligations that have not yet arisen), and with respect to Letters of Credit, Swap Agreement Obligations and Bank Services Obligations the cash collateralization (or the making of other arrangements with respect to) such Letters of Credit, the Unliquidated Obligations, Swap Agreement Obligations and Bank Services Obligations in a manner reasonably satisfactory to each affected Lender, (ii) constituting property being sold or disposed of, if the Loan Party disposing of such property certifies to the Administrative Agent in writing that the sale or disposition permitted by and is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Except as provided in the preceding sentence and subject to Section 9.02(b)(ix), the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders.  The Lenders and the Issuing Banks hereby further irrevocably authorize the Administrative Agent to release or subordinate, as applicable, any Liens with respect to Real Estate (including any Fixtures therein) and Equipment in connection with the incurrence by any Loan Party of any Indebtedness under any Specified Debt Transaction.  Subject to compliance by the Loan Parties and the holders of such Indebtedness under any Specified Debt Transaction with the terms and conditions required to be satisfied in connection with the incurrence of such Indebtedness, the Administrative Agent agrees to release such Liens or subordinate such Liens as applicable; for the avoidance of doubt, nothing in this sentence shall authorize the Administrative Agent to release or subordinate any Lien on assets of the type included in the Aggregate Borrowing Base (other than Real Estate (including an Fixtures therein) or Equipment) or assets related thereto described in any Security Agreement as of the date hereof.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d)               If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)               Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a) The Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent (limited to one primary counsel, one local counsel in each reasonably necessary jurisdiction, one specialty counsel in each reasonably necessary specialty area, and one or more additional counsel if one or more actual conflicts of interest arise), in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  Expenses being reimbursed by the

Loan Parties under this Section 9.03 include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i)	appraisals and insurance reviews;

(ii)               field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, subject to any limitations separately agreed to by the Borrowers and the Administrative Agent;

(iii)              background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv)              Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v)               sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)              forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)               The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (B) arise out of any dispute among Indemnitees that do not involve any acts or omissions of the Loan Parties or any of their Affiliates (it being acknowledged and agreed that the indemnification shall extend to Chase in its capacity as the Administrative Agent (but not the Lenders) relative to disputes between or among the Administrative Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand).  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)                To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Issuing Bank (or any Related Party of any of the foregoing) under Section 9.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)                To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)                All amounts due under this Section 9.03 shall be payable not later than ten (10) days after written demand therefor.

SECTION 9.04.  Successors and Assigns.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               (i)                 Subject to the conditions set forth in Section 9.04(b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Assignee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, Canadian Revolving Sub-Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)               the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)	the Administrative Agent; and

(C)	each Issuing Bank.

(ii)               Assignments shall be subject to the following additional conditions:

(A)               except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (including, without limitation, a proportionate share of such Lender’s Canadian Revolving Sub-Commitment);

(C)                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D)               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Assignee” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Assignee” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii)              Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)             The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment (including Canadian Revolving Sub-Commitment) of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)              Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform  as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 9.04(b) and any written consent to such assignment required by this Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or 2.06(e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)               Any Lender may, without the consent of the Loan Parties, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Assignee in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and 2.17(g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under Section 9.04(b); and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)                Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness; Electronic Execution.  (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)                Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Loans or participations in LC Disbursements held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.08.  The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks; provided, however, that if the laws of any jurisdiction other than New York shall govern in regard to the validity, perfection or effect of perfection of any lien or in regard to procedural matters affecting enforcement of any liens in Collateral, such laws of such other jurisdictions shall continue to apply to that extent.

(b)               Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)               Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to Section 9.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)               Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan

Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers.  For the purposes of this Section 9.12, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND  THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13.  Several Obligations; Non-reliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15.  Canadian Anti-Money Laundering Legislation.

(a)                Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby.  Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, the Administrative Agent or any Issuing Bank, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)               If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)                 shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)                shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 9.16.  Disclosure.  Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.17.  Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA, the Securities Transfer Act (Ontario) or any other applicable law can be perfected only by possession or control.  Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.18.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Interest Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Interest Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Interest Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.18 shall be cumulated and the interest and Interest Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.19.  [Reserved].

SECTION 9.20.  Obligations of Foreign Subsidiaries.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, none of the Foreign Loan Parties shall be liable or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any obligations (including principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other U.S. Obligations) in respect of any U.S. Loan Party under this Agreement, any other Loan Document, any document with  respect to Banking Services Obligations or Swap Agreement Obligations or any other agreement executed and/or delivered in connection with any of the foregoing (provided that, for the avoidance of doubt, the U.S. Loan Parties shall be jointly and severally liable for the U.S. Obligations and the Foreign Obligations).

SECTION 9.21.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.22.  Waiver of Immunity.  To the extent that any Loan Party has, or hereafter may be entitled to claim or may acquire, for itself, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, any Collateral or any other assets of the Loan Parties, such Loan Party hereby waives such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 9.22 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 9.23.  Marketing Consent.  The Borrowers hereby authorize Chase, the Arrangers and each of their respective Affiliates, at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion.  The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies Chase in writing that such authorization is revoked.

SECTION 9.24.  Judgment Currency.  If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 9.24 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

ARTICLE X

Loan Guaranty.

SECTION 10.01.  Guaranty.

(a)               U.S. Guaranty.  Each U.S. Loan Party hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against any Loan Party of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “U.S. Guaranteed Obligations”; provided, however, that the definition of “U.S. Guaranteed Obligations” shall not create any guarantee by any U.S. Loan Party of (or grant of security interest by any U.S. Loan Party to support, as applicable) any Excluded Swap Obligations of such U.S. Loan Party for purposes of determining any obligations of any U.S. Loan Party).  Each U.S. Loan Party further agrees that the U.S. Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.  All terms of this U.S. Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the U.S. Guaranteed Obligations.

(b)              Foreign Guaranty.  Each Foreign Loan Party hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Foreign Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Foreign Secured Obligations from, or in prosecuting any action against, the Canadian Borrower or any other Foreign Loan Party of all or any part of the Foreign Secured Obligations (such costs and expenses, together with the Foreign Secured Obligations, collectively the “Foreign Guaranteed Obligations”; the U.S. Guaranteed Obligations and the Foreign Guaranteed Obligations, collectively, the “Guaranteed Obligations”).  Each Foreign Loan Party further agrees that the Foreign Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

(c)               All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of the Administrative Agent, any Issuing Bank or any Lender that extended any portion of the Guaranteed Obligations.  For purposes of this Article X, (i) the phrase “applicable Guaranteed Obligations” shall refer to the U.S. Guaranteed Obligations of the U.S. Loan Parties or the Foreign Guaranteed Obligations of the Foreign Loan Parties, as

the context may require, and (ii) the phrase “applicable Guarantors” shall refer to the U.S. Loan Parties and/or the Foreign Loan Parties, as the context may require.

SECTION 10.02.  Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each Loan Party waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Party, any other guarantor of, or any other Person obligated for, all or any part of the applicable Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03.  No Discharge or Diminishment of Loan Guaranty.  (a) Except as otherwise provided for herein, the obligations of each Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the applicable Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the applicable Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Party may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b)               The obligations of each Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the applicable Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the applicable Guaranteed Obligations or any part thereof.

(c)                Further, the obligations of any Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the applicable Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the applicable Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the applicable Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the applicable Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the applicable Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the applicable Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of the applicable Guaranteed Obligations).

SECTION 10.04.  Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Party hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Party or the unenforceability of all or any part of the Guaranteed Obligations of such party from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Party or any other Obligated Party, other than the indefeasible payment in full in cash of the applicable Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person.  Each Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the applicable Guaranteed Obligations, compromise or adjust any part of the applicable Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Party under this Loan Guaranty except to the extent the applicable Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party against any Obligated Party or any security.

SECTION 10.05.  Rights of Subrogation.  No Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Obligated Parties and Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06.  Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the applicable Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each applicable Loan Party’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the applicable Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the such Guaranteed Obligations shall nonetheless be payable by the applicable Loan Parties forthwith on demand by the Administrative Agent.

SECTION 10.07.  Information.  Each Loan Party assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the applicable Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Party assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Party of information known to it regarding those circumstances or risks.

SECTION 10.08.  Termination.  Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after they receive written notice of termination from any Loan Party.  Notwithstanding receipt of any such notice, each Loan Party will continue to be liable to the Administrative Agent, the Lenders and the Issuing Bank for any applicable Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations.  Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

SECTION 10.09.  Taxes.  Each payment of the Guaranteed Obligations will be subject to the provisions of Section 2.17, mutatis mutandis with respect to all payments made by the Loan Parties of the applicable Guaranteed Obligations.

SECTION 10.10.  Maximum Liability.  Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each applicable Loan Party hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under applicable federal, state, provincial, foreign bankruptcy or other Insolvency Law, including Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.  In determining the limitations, if any, on the amount of any Loan Party’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Party may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11.  Contribution.

(a)               To the extent that any Loan Party shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party with respect to the applicable Guaranteed Obligations exceeds the amount which otherwise would have been paid by or attributable to such Loan Party if each applicable Loan Party had paid the aggregate applicable Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the applicable Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the applicable Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all

Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, and this Agreement, any Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other applicable Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)                As of any date of determination, the “Allocable Amount” of any Loan Party shall be equal to the excess of the fair saleable value of the property of such Loan Party over the total liabilities of such Loan Party (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other applicable Loan Party that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other applicable Loan Parties as of such date in a manner to maximize the amount of such contributions.

(c)                This Section 10.11 is intended only to define the relative rights of the Loan Parties, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)               The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Party or Loan Parties to which such contribution and indemnification is owing.

(e)               The rights of the indemnifying Loan Parties against other applicable Loan Parties under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 10.12.  Liability Cumulative.  The liability of each Loan Party as a Loan Party under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13.  Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations.  Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

The Borrower Representative.

SECTION 11.01.  Appointment; Nature of Relationship.  The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents.  The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed Availability.  The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02.  Powers.  The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03.  Employment of Agents.  The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04.  Notices.  Each Borrower shall promptly notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders.  Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05.  Successor Borrower Representative.  Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative.  The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06.  Execution of Loan Documents; Borrowing Base Certificate.  The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates.  Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07.  Reporting.  Each Borrower hereby agrees that such Borrower shall furnish promptly after each Fiscal Month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

SECTION 11.08.  Process Agent.  Each Foreign Loan Party hereby irrevocably designates and appoints the Borrower Representative, in the case of any suit, action or proceeding brought in the United States as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document.  Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Foreign Loan Party in care of the Borrower Representative at the Borrower Representative’s address set forth in Section 9.01, and each such Foreign Loan Party hereby irrevocably authorizes and directs the Borrower Representative to accept such service on its behalf.  As an alternative method of service, each Foreign Loan Party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Borrower Representative or such Foreign Loan Party at its address specified in Section 9.01.  Each Foreign Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

U.S. BORROWER:

STANDARD MOTOR PRODUCTS, INC.

By:
Name:	Robert H. Martin
Title:	Treasurer

CANADIAN BORROWER:

SMP MOTOR PRODUCTS LTD. /
PRODUITS AUTOMOBILES SMP LTÉE

By:
Name:	Robert H. Martin
Title:	Treasurer

[Standard Motor – Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,

individually as a Lender and as Administrative Agent and Issuing Bank

By:
Name:	Robert A. Kaulius
Title:	Authorized Officer

[Standard Motor – Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

[Standard Motor – Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:
Name:
Title:

[Standard Motor – Signature Page to Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:
Name:
Title:

[Standard Motor – Signature Page to Credit Agreement]

BRANCH BANKING & TRUST COMPANY,
as a Lender

By:
Name:
Title:

[Standard Motor – Signature Page to Credit Agreement]

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below  (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including any Letters of Credit, guarantees, Overadvances and Protective Advances), provided that any partial assignment shall be made as an assignment of a proportionate share of all of the Assignor’s rights and obligations under the Credit Agreement (including, without limitation, a proportionate share of such Assignor’s Canadian Revolving Sub-Commitment) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_____________________________

2.	Assignee:	_____________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Standard Motor Products, Inc. and SMP Motor Products Ltd. / Produits Automobiles SMP Ltée

4.	Administrative Agent:	JPMorgan Chase Bank, N.A.

5.	Credit Agreement:	The Credit Agreement, dated as of October 28, 2015, among Standard Motor Products, Inc. (the “U.S. Borrower”) and SMP Motor Products

1 Select as applicable.
Exhibit A

Ltd. / Produits Automobiles SMP Ltée (the “Canadian Borrower”; and together with the U.S. Borrower, collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date: 3  _____________ ___, 20___

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3 To be inserted by Administrative Agent and which shall be the effective date of recordation in the Register therefor.
Exhibit A

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent [and as an Issuing Bank]4

By:
Name:
Title:

[Consented to:]5

STANDARD MOTOR PRODUCTS, INC.,
as Borrower Representative

By:
Name:
Title:

[____________________],
as an Issuing Bank

By:
Name:
Title:

4 To the extent required by Section 9.04 of the Credit Agreement.
5 To the extent required by Section 9.04 of the Credit Agreement.
Exhibit A

ANNEX 1
ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A

EXHIBIT B

BORROWING BASE CERTIFICATE

[Please see attached]

Exhibit B

EXHIBIT C

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of October 28, 2015 (as amended, modified, renewed or extended from time to time, the “Agreement”) among STANDARD MOTOR PRODUCTS, INC., a New York corporation (the “U.S. Borrower”) and SMP MOTOR PRODUCTS, LTD. / PRODUITS AUTOMOBILES SMP LTÉE, a corporation amalgamated under the laws of Canada (the “Canadian Borrower”; and together with the U.S. Borrower, collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON ITS BEHALF AND ON BEHALF OF THE BORROWERS, THAT:

1.	I am the duly elected of the Borrower Representative;

2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the U.S. Borrower and its Subsidiaries during the accounting period covered by the attached financial statements [for annual financial statements add: and the attached consolidating financial statements present fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its Subsidiaries on a consolidating basis when considered in relation to the consolidated financial statements of the U.S. Borrower and its Subsidiaries] [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes] [for monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3.  The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4.  I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Administrative Agent the notice required by Section 4.15 of the Security Agreement;
Exhibit C

5.  Schedule I attached hereto sets forth reasonably detailed calculations of the Fixed Charge Coverage Ratio demonstrating compliance with Section 6.13 of the Agreement as of the end of the accounting period covered by the attached financial statements (whether or not a Financial Covenant Period then exists), all of which computations are true, complete and correct; and

6.  Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

[Remainder of Page Intentionally Left Blank]

Exhibit C

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this       day of                         , 20    .

STANDARD MOTOR PRODUCTS, INC.,
as Borrower Representative

By:
Name:
Title:

Exhibit C

SCHEDULE I

Calculation of Fixed Charge Coverage Ratio and
Compliance as of _________, 20__
with Section 6.13 of the Agreement

Exhibit C

EXHIBIT D

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), dated as of __________, ____, 20__, is entered into between ________________________________, a _________________ (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of October 28, 2015 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among STANDARD MOTOR PRODUCTS, INC., a New York corporation (the “U.S. Borrower”) and SMP MOTOR PRODUCTS, LTD. / PRODUITS AUTOMOBILES SMP LTÉE, a corporation amalgamated under the laws of Canada (the “Canadian Borrower”; and together with the U.S. Borrower, collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent for the Lenders.  All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.      The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a [“U.S. Guarantor”][“Foreign Guarantor”]1 for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, and (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations applicable to is as a [U.S. Loan Party][Foreign Loan Party] set forth in Article X of the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Sections 10.10 and 10.13 of the Credit Agreement, hereby guarantees, jointly and severally with the other [U.S.][Foreign] Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the [U.S.][Foreign] Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the [U.S.][Foreign] Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other [U.S.][Foreign] Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the [U.S.][Foreign] Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.     If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

1 Select as applicable.
Exhibit D

3.     The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows: _____________________________.

4.      The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.     This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

6.     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]
Exhibit D

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Exhibit D

EXHIBIT E-1

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 28, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Standard Motor Products, Inc., a New York corporation (the “U.S. Borrower”) and SMP Motor Products, Ltd. / Produits Automobiles SMP Ltée, a corporation amalgamated under the laws of Canada (the “Canadian Borrower”; and together with the U.S. Borrower, collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[__]

Exhibit E-1

EXHIBIT E-2

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 28, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Standard Motor Products, Inc., a New York corporation (the “U.S. Borrower”) and SMP Motor Products, Ltd. / Produits Automobiles SMP Ltée, a corporation amalgamated under the laws of Canada (the “Canadian Borrower”; and together with the U.S. Borrower, collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[__]

Exhibit E-2

EXHIBIT E-3

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 28, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Standard Motor Products, Inc., a New York corporation (the “U.S. Borrower”) and SMP Motor Products, Ltd. / Produits Automobiles SMP Ltée, a corporation amalgamated under the laws of Canada (the “Canadian Borrower”; and together with the U.S. Borrower, collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[__]

Exhibit E-3

EXHIBIT E-4

[U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 28, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Standard Motor Products, Inc., a New York corporation (the “U.S. Borrower”) and SMP Motor Products, Ltd. / Produits Automobiles SMP Ltée, a corporation amalgamated under the laws of Canada (the “Canadian Borrower”; and together with the U.S. Borrower, collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[__]

Exhibit E-4